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                                                                    Exhibit 10.1


                                                                           FINAL

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       ECHO HEALTHCARE ACQUISITION CORP.,

                          PET DRX ACQUISITION COMPANY,

                                       AND

                           XLNT VETERINARY CARE, INC.

                          DATED AS OF FEBRUARY 16, 2007



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                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            -----
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ARTICLE I THE MERGER.....................................................................................       2
   1.1      The Merger...................................................................................       2
   1.2      Effective Time; Closing......................................................................       2
   1.3      Effect of the Merger.........................................................................       3
   1.4      Certificate of Incorporation; Bylaws; Directors; Officers....................................       3
   1.5      Conversion of Capital Stock..................................................................       3
   1.6      Exchange Ratio; Fractional Shares; Adjustments...............................................       4
   1.7      Exchange of Certificates.....................................................................       5
   1.8      Treatment of Stock Options; Warrants.........................................................       7
   1.9      Taking of Necessary Action; Further Action...................................................       8
   1.10     Escrow.......................................................................................       8
   1.11     Committee and Stockholders' Representatives for Purposes of Escrow Agreement.................       8
   1.12     Notice to Holders of Derivative Securities...................................................      10
   1.13     Shares Subject to Appraisal Rights...........................................................      10
   1.14     Tax Consequences.............................................................................      10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................      10
   2.1      Organization and Qualification...............................................................      10
   2.2      Subsidiaries.................................................................................      11
   2.3      Capitalization...............................................................................      11
   2.4      Authority Relative to this Agreement.........................................................      12
   2.5      No Conflict; Required Filings and Consents...................................................      12
   2.6      Compliance...................................................................................      13
   2.7      Financial Statements.........................................................................      13
   2.8      No Undisclosed Liabilities...................................................................      14
   2.9      Absence of Certain Changes or Events.........................................................      14
   2.10     Litigation...................................................................................      14
   2.11     Employee Benefit Plans and Compensation......................................................      14
   2.12     Labor Matters................................................................................      17
   2.13     Restrictions on Business Activities..........................................................      17
   2.14     Owned and Leased Real Properties.............................................................      17
   2.15     Taxes........................................................................................      18
   2.16     Environmental Matters........................................................................      19
   2.17     Brokers; Third Party Expenses................................................................      19
   2.18     Intellectual Property........................................................................      20
   2.19     Agreements, Contracts and Commitments........................................................      20
   2.20     Insurance....................................................................................      21
   2.21     Governmental Actions/Filings.................................................................      22
   2.22     Interested Party Transactions................................................................      22
   2.23     Corporate Approvals..........................................................................      22
   2.24     Proxy Statement/Prospectus...................................................................      22
   2.25     No Reliance..................................................................................      23
   2.26     Survival of Representations and Warranties...................................................      23
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
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......................................      24
   3.1      Organization and Qualification...............................................................      24
   3.2      Subsidiaries.................................................................................      24
   3.3      Capitalization...............................................................................      24
   3.4      Authority Relative to this Agreement.........................................................      25
   3.5      No Conflict; Required Filing and Consents....................................................      25
   3.6      Compliance...................................................................................      25
   3.7      SEC Filings; Financial Statements............................................................      26
   3.8      No Undisclosed Liabilities...................................................................      26
   3.9      Absence of Certain Changes or Events.........................................................      26
   3.10     Litigation...................................................................................      27
   3.11     Employee Benefit Plans.......................................................................      27
   3.12     Restrictions on Business Activities..........................................................      27
   3.13     Title to Property............................................................................      27
   3.14     Taxes........................................................................................      27
   3.15     Brokers......................................................................................      28
   3.16     Intellectual Property........................................................................      28
   3.17     Agreements, Contracts and Commitments........................................................      28
   3.18     Insurance....................................................................................      29
   3.19     Interested Party Transactions................................................................      29
   3.20     Indebtedness.................................................................................      29
   3.21     Over-the-Counter Bulletin Board Quotation....................................................      29
   3.22     Board Approval...............................................................................      29
   3.23     Trust Fund...................................................................................      29
   3.24     No Reliance..................................................................................      30
   3.25     Company Proxy Materials......................................................................      30
   3.26     Survival of Representations and Warranties...................................................      30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME ..........................................................      30
   4.1      Conduct of Business by Company, Parent and Merger Sub........................................      30
   4.2      Acquisitions.................................................................................      33
   4.3      Officers of the Company......................................................................      33

ARTICLE V ADDITIONAL AGREEMENTS .........................................................................      34
   5.1      Proxy Statement/Prospectus; Parent Stockholders' Meeting ....................................      34
   5.2      Company Stockholder Approval.................................................................      34
   5.3      Directors and Officers of Parent and the Surviving Corporation After Merger..................      35
   5.4      Voting Agreements............................................................................      35
   5.5      HSR Act......................................................................................      35
   5.6      Other Actions................................................................................      36
   5.7      Required Information.........................................................................      36
   5.8      Confidentiality; Access to Information.......................................................      37
   5.9      Charter Protections; Directors' and Officers' Liability Insurance............................      37
   5.10     Public Disclosure............................................................................      38
   5.11     Reasonable Best Efforts......................................................................      38
   5.12     Certain Claims...............................................................................      38
   5.13     No Securities Transactions...................................................................      39
   5.14     No Claim Against Trust Fund; Sole Remedy For Termination of Agreement........................      39
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   5.15     Disclosure of Certain Matters................................................................      39
   5.16     No Solicitation..............................................................................      39
   5.17     Parent Option Plan...........................................................................      41
   5.18     Benefit Arrangements.........................................................................      41
   5.19     Delivery of Lock-Up Agreements...............................................................      41
   5.20     Special Management Bonus Plan................................................................      42
   5.21     Fees and Expenses............................................................................      42
   5.22     Tax-Free Reorganization......................................................................      42
   5.23     Consulting Services..........................................................................      42

ARTICLE VI CONDITIONS TO THE TRANSACTION ................................................................      42
   6.1      Conditions to Obligations of Each Party to Effect the Merger ................................      42
   6.2      Additional Conditions to Obligations of the Company..........................................      43
   6.3      Additional Conditions to the Obligations of Parent...........................................      44

ARTICLE VII INDEMNIFICATION..............................................................................      45
   7.1      Indemnification..............................................................................      45
   7.2      Indemnification of Third Party Claims........................................................      46
   7.3      Insurance Effect.............................................................................      48
   7.4      Limitations on Indemnification...............................................................      48
   7.5      Exclusive Remedy.............................................................................      49
   7.6      Damages; Adjustment to Merger Consideration..................................................      49
   7.7      Representative Capacities; Application of Escrow Fund........................................      49

ARTICLE VIII TERMINATION.................................................................................      50
   8.1      Termination..................................................................................      50
   8.2      Notice of Termination; Limited Remedy........................................................      51
   8.3      Intentionally Omitted........................................................................      51
   8.4      Termination Fee..............................................................................      51

ARTICLE IX GENERAL PROVISIONS............................................................................      51
   9.1      Notices......................................................................................      51
   9.2      Interpretation...............................................................................      52
   9.3      Counterparts; Facsimile Signatures...........................................................      54
   9.4      Entire Agreement; Third Party Beneficiaries..................................................      54
   9.5      Severability.................................................................................      54
   9.6      Other Remedies; Specific Performance.........................................................      54
   9.7      Governing Law................................................................................      54
   9.8      Rules of Construction........................................................................      54
   9.9      Assignment...................................................................................      55
   9.10     Amendment....................................................................................      55
   9.11     Extension; Waiver............................................................................      55
   9.12     Dispute Resolution...........................................................................      55
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                                      iii


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                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

        THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of February 16, 2007, by and among Echo Healthcare Acquisition Corp., a Delaware corporation ("PARENT"), Pet DRx Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and XLNT Veterinary Care, Inc., a Delaware corporation (the "COMPANY").


                                    RECITALS

        A. Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of September 11, 2006, which the parties hereto are amending and restating as set forth in this Agreement (as herein defined).

        B. Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"), with the Company to be the surviving corporation of the Merger.

        C. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

        D. Pursuant to the Merger, each outstanding share of common stock, par value $.0001 per share of the Company ("COMPANY COMMON STOCK"), Series A preferred stock, par value $.0001 per share of the Company ("COMPANY SERIES A PREFERRED") and Series B preferred stock, par value $.0001 per share of the Company ("COMPANY SERIES B PREFERRED" and together with the Company Series A Preferred, the "COMPANY PREFERRED STOCK"), shall be converted into the right to receive the Merger Consideration (as determined by and defined in Section 1.5(b)), upon the terms and subject to the conditions set forth herein.

        E. The Board of Directors of the Company (the "COMPANY BOARD"), based upon the recommendation to the Company Board by the Special Committee of the Board of Directors (the "COMPANY SPECIAL COMMITTEE") has unanimously (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and is in the best interest of the Company and the Company's stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

        F. The respective Boards of Directors of Parent (the "PARENT BOARD") and Merger Sub, based upon the recommendation by the Special Committee of the Parent Board (the "PARENT SPECIAL COMMITTEE") have (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of Parent and Merger Sub and their respective stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of Parent and Merger Sub adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

        NOW, THEREFORE , in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (certain defined terms used in this Agreement are listed alphabetically in Section 9.2).


                                    ARTICLE I
                                   THE MERGER

        1.1     THE MERGER.

                At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        1.2     EFFECTIVE TIME; CLOSING.

                Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed Certificate of Merger (the "CERTIFICATE OF MERGER") in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The term "AGREEMENT" as used herein refers to this Amended and Restated Agreement and Plan of Merger, as the same may be further amended from time to time, and all schedules hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") shall take place at the offices of Powell Goldstein LLP ("POWELL GOLDSTEIN"), counsel to Parent, at 1201 West Peachtree St. NE, 14th Floor, Atlanta, Georgia 30309, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE"). Closing signatures may be transmitted by facsimile.

        1.3     EFFECT OF THE MERGER.

                At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4     CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS.

                (a) The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, which shall be in a form reasonably acceptable to Parent and the Company, shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

                (b) At the Effective Time, the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, which shall be in a form reasonably acceptable to Parent and the Company, shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such by-laws.

                (c) At the Effective Time, the directors of Parent and the Surviving Corporation shall be as set forth in SCHEDULE 1.4(c), each to hold office in accordance with the certificate of incorporation and by-laws of Parent and the Surviving Corporation, as applicable.

                (d) At the Effective Time, the officers of Parent and the Surviving Corporation shall be as set forth in SCHEDULE 1.4(d), each to hold office in accordance with the certificate of incorporation and by-laws of Parent and the Surviving Corporation, as applicable.

        1.5     CONVERSION OF CAPITAL STOCK.

                At the Effective Time, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub or the Company or their respective shareholders:

                (a) Each share of common stock, par value $.01 per share, of Merger Sub (" MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                (b) Subject to the other provisions of this Article I, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issued upon conversion of Company Preferred Stock, as contemplated by clause (ii) below) shall be converted into and represent the right to receive such number of shares of common stock of Parent (the "PARENT COMMON STOCK") as is

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determined by multiplying such share by the Exchange Ratio (as defined in
Section 1.6) (the "MERGER CONSIDERATION") and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of Company Common Stock pursuant to and in accordance with the terms of the Company Preferred Stock and shall thereafter represent the right to receive the Merger Consideration; provided, however, that the amounts to be determined pursuant to Section 1.6(a)(1)(C) and (D) shall be excluded from the calculation of the Exchange Ratio and Merger Consideration pursuant to Section 1.6(a) as of the Closing Date prior to and until the determinations are made pursuant to Section 1.6(e), following which the amounts to be determined pursuant to Section 1.6(a)(1)(C) and (D) shall be included in the calculation of the Exchange Ratio and Merger Consideration, and any additional amounts that may be payable in accordance with Section 1.6(e) shall be payable in accordance therewith.

                (c) Each share of capital stock of the Company held in the treasury of the Company or held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be cancelled and retired and no payment shall be made in respect thereof.

        1.6     EXCHANGE RATIO; FRACTIONAL SHARES; ADJUSTMENTS.

                (a) The aggregate Merger Consideration payable by Parent in connection with the consummation of the Merger (the "AGGREGATE MERGER CONSIDERATION") shall be a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) the sum of (A) the product of (i) the lesser of (x) the consolidated gross revenues of the Company for the year ended December 31, 2006, determined on a pro forma basis to include the revenues for the year ended December 31, 2006 attributable to hospitals or clinics ("COMPLETED ACQUISITIONS") that are acquired by the Company subsequent to December 31, 2006 and prior to the Closing Date, and (y) $60.0 million, but in no event less than $57.5 million ("BASELINE REVENUES"), multiplied by (ii) 2.00, plus (B) the excess over $60.0 million of the Company's Baseline Revenues ("INCREMENTAL REVENUES"), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the "ADJUSTED BASELINE REVENUES"), plus (C) in the event the Threshold Requirements for the Management Performance Bonus Pool are met, an amount equal to the excess of the consolidated gross revenues of the Company for the period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the calendar year, annualized in the event such period is less than 12 months) immediately preceding the Closing Date, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions, over 105% of the Adjusted Baseline Revenues multiplied by (i) 1.15 in the event the Company's 2007 Consolidated EBITDA margin for the period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the calendar year) immediately preceding the Closing Date (the "2007 YEAR-TO-DATE EBITDA MARGIN") has increased by at least 100 basis points over the greater of (x) the Company's 2006 Adjusted EBITDA margin for the trailing twelve month period ended December 31, 2006, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions and (y) 16.2% (the "2006 PRO FORMA EBITDA MARGIN") or (ii) 1.33 in the event that the Company's 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over the Company's 2006 Pro Forma EBITDA Margin plus (D) the Net Cash Amount; by (2) the product of (a) the amount of cash in Parent's trust fund at the Closing (without deduction for amounts paid in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by public stockholders of Parent voting against the Merger of up to 19.9% of the shares of Parent Common Stock issued in Parent's initial public offering (the "IPO") into a pro rata share of the funds held in Parent's Trust Fund established in connection with the IPO) divided by the number of shares of Parent's Common Stock then issued and outstanding (excluding therefrom any shares of Parent Common Stock issuable upon the exercise or exchange of other Parent securities which by their terms are convertible into or exercisable or exchangeable for Parent Common Stock) multiplied by (b) 1.25, provided, however, that in no event will the product determined in accordance with this clause (2) exceed $7.20 (as adjusted for (i) any events set forth in Section 1.6(d) or (ii) any issuances of any additional shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) (the amount determined pursuant to this clause (2) being the "PARENT COMMON STOCK PER SHARE ISSUE Price"). The "EXCHANGE RATIO" shall be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time (assuming for purposes of the foregoing calculation that all of the Company Preferred Stock has been converted into Company Common Stock), plus (ii) the number of shares of Company Common Stock issuable upon exercise of all vested and unvested Company Options and Company Warrants immediately prior to the Effective Time, determined using the Treasury Method. For purposes hereof, the term "TREASURY METHOD" shall mean the treasury stock method which assumes that all outstanding Company Options and Company Warrants to be assumed by Parent are exercised, with the proceeds from such exercises being used to purchase as many shares of Company Common Stock as possible, at the Parent

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Common Stock Per Share Issue Price. If at the Closing the amount of the
Company's Indebtedness exceeds $16,500,000 in principal amount of Indebtedness (excluding (i) accounts payable incurred in the ordinary course of business and (ii) any Company Convertible Notes (as defined in Section 2.3(a)) that are converted into Company Common Stock on or prior to the Closing Date) (the amount of such excess being the "EXCESS INDEBTEDNESS"), the Aggregate Merger Consideration shall be reduced (on a pro rata basis among those Company stockholders entitled to receive such Merger Consideration) by an amount equal to the quotient (expressed as a whole number) of (A) the amount of Excess Indebtedness, divided by (B) the Parent Common Stock Per Share Issue Price.

                (b) No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 1.5(b) and such fractional share interest will not entitle the owner thereof to vote or have any rights as a holder of Parent Common Stock.

                (c) In lieu of any such fractional share of Parent Common Stock, the holder of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5(b), upon presentation of such fractional interest represented by an appropriate certificate for Company Common Stock to the Exchange Agent (as defined in Section 1.7) pursuant to Section 1.7, shall be entitled to receive, without interest, a cash payment therefor in an amount equal to the Parent Common Stock Per Share Issue Price multiplied by such fractional interest. Such payment with respect to any fractional share is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of same holder, the number of shares of Parent Common Stock that shall be deliverable with respect to such surrendered Certificates shall be computed on the basis of the aggregate number of shares represented by the Certificates so surrendered.

                (d) In the event that prior to the Effective Time Parent or the Company shall declare a stock dividend or other distribution payable in Parent Common Stock, Company Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock, as appropriate, or effect a stock split, reclassification, combination or other change with respect to Parent Common Stock or Company Common Stock, the Exchange Ratio set forth in this Section 1.6 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

                (e) (i) No later than 30 business days following the Closing Date of the Merger, unless extended by mutual agreement of the Parent and Stockholders' Representatives, Parent will deliver to the Stockholders' Representatives schedules showing the calculation of the Final Working Capital and Net Cash Amount as of the Closing Date and the amounts to be determined pursuant to Section 1.6(a)(1)(C) and (D) (the "ADDITIONAL MERGER CONSIDERATION SCHEDULES").

                        (ii) The calculation of the Final Working Capital, the Net Cash Amount and the other amounts shown on the Additional Merger Consideration Schedules shall become final and binding on Parent, the Stockholders' Representatives and the former stockholders of the Company unless the Stockholders' Representatives give a written notice of disagreement ("NOTICE OF DISAGREEMENT") within 30 days following delivery by Parent of the Additional Merger Consideration Schedules to the Stockholders' Representatives. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If Parent and the Stockholders' Representatives are unable to resolve the disagreement with respect to any of the foregoing items within 30 days following the issuance of the Notice of Disagreement, they shall refer the remaining differences to a mutually agreeable accounting firm ("CPA FIRM"), which acting as experts and not as arbitrators, shall determine only with respect to the remaining differences so submitted, whether and to what extent, if any, the items submitted to the CPA Firm for review require adjustment. Parent and the Stockholders' Representatives shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Parent, the Stockholders' Representatives and the former stockholders of the Company. The fees and disbursements of the CPA Firm shall be paid by Parent.

                        (iii) If the Final Working Capital shown on the Additional Merger Consideration Schedules is positive, then Parent shall issue to the Exchange Agent (as defined below) such number of additional shares of Parent Common Stock as is equal to the quotient determined by dividing the Net Cash Amount by the Parent Common Stock Per Share Issue Price. In addition, if any positive amounts are determined pursuant to Section 1.6(a)(1)(C), then Parent shall issue to the Exchange Agent such number of additional shares of Parent Common Stock as is equal to the quotient determined by dividing such amount by the Parent Common Stock Per Share Issue

Price. Certificates for any additional shares of Parent Common Stock that shall be issuable as a result of the foregoing provisions (or any cash in lieu of fractional shares), less such number of shares of Parent Common Stock to be delivered to the Escrow Agent (as defined below) pursuant to Section 1.10, shall be deposited with the Exchange Agent concurrently with the delivery of the Additional Merger Consideration Schedules to the Stockholders' Representatives for distribution by the Exchange Agent to the Company's stockholders pursuant to the provisions of Section 1.7 hereof in an amount equal to each such stockholder's pro rata interest in such amount. If any additional amounts are determined to be owing following the delivery of a Notice of Disagreement in accordance with Section 1.6(e)(ii), then certificates for the additional shares of Parent Common Stock (or any cash in lieu of fractional shares) shall be deposited with the Exchange Agent within 30 days of such determination, less such number of shares of Parent Common Stock to be delivered to the Escrow Agent (as defined below) pursuant to Section 1.10, for distribution by the Exchange Agent to the Company's stockholders pursuant to the provisions of Section 1.7 hereof in an amount equal to each such stockholder's pro rata interest in such amount.

        1.7     EXCHANGE OF CERTIFICATES.

                (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall deposit with Corporate Stock Transfer, Inc. or such other exchange agent as may be designated by Parent (subject to approval by the Company, not to be unreasonably withheld or delayed) (the "EXCHANGE AGENT"), for the benefit of the Company's stockholders, for exchange in accordance with this Section 1.7, certificates representing shares of Parent Common Stock issuable pursuant to
Section 1.5 and Section 1.6 hereof in exchange for outstanding shares of Company Common Stock and shall, from time to time, deposit cash in an amount required to be paid pursuant to Section 1.6 with respect to any fractional interest in any share of Parent Common Stock (such Parent Common Stock and cash, together with any dividends or distributions with respect thereto, the "EXCHANGE FUND"). At the time of such deposit, Parent shall irrevocably instruct the Exchange Agent to deliver the Exchange Fund to the Company's stockholders in accordance with the terms and procedures set forth in this Section 1.7.

                (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock or for payments in exchange for fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall receive in exchange therefor (i) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.5 in such denominations and registered in such names as such holder may request and (ii) a check representing the amount of cash in lieu of any fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article I, after giving effect to any required withholding tax. The shares represented by Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, payable to holders of shares of Company Common Stock or Company Preferred Stock. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered on the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender thereof a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, as provided in this Article I. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required, by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of Parent Common Stock, if any, as provided in this Article I.

                (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made with respect to Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 1.7. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

                (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article I) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock represented thereby, and, as of the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.7. Certificates surrendered for exchange by any Person (i) constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), shall not be exchanged until Parent has received written undertakings from such Person in respect of the resale restrictions under Rule 145 under the Securities Act, which written undertakings shall be in a form reasonably acceptable to Parent and the Company (ii) constituting a Significant Stockholder (as defined in Section 6.1(e)) shall not be exchanged until Parent has received a signed Significant Stockholder Lock-Up Agreement (as defined in Section 6.1(e)).

                (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the Company's stockholders six months after the last deposit with the Exchange Agent shall be delivered to Parent, upon demand thereby, and holders of Certificates who have not theretofore complied with this Section 1.7 shall thereafter look only to Parent for payment of any claim to Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions on Parent Common Stock, if any, in respect thereof. Parent hereby agrees to timely make such payments of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions on Parent Common Stock, upon receipt of a proper claim from any of the Company's stockholders pursuant to the terms hereof.

                (f) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock or Company Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of the Company's Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (but subject to the approval of the Company (prior to the Effective Time) or the Stockholders' Representatives (following the Effective Time), not to be unreasonably withheld or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 1.7(e).

                (h) WITHHOLDING RIGHTS. Prior to the Effective Time, each of the holders of shares of Company Common Stock shall provide to the Company and Parent certificates as to the exempt status of such holder from withholding pursuant to Code sections 1441 and 3406(a). With respect to any holder of shares of Company

Common Stock that fails to provide such certificates, each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any such holder of shares of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts so withheld shall be paid by reducing the number of shares of Parent Common Stock otherwise issuable to such holder in exchange for shares of Company Common Stock or Company Preferred Stock so surrendered by such number of shares that when multiplied by the Parent Common Stock Per Share Issue Price equals (as nearly as possible) the amount of such withholding with any resulting fractional share settled in cash.

        1.8     TREATMENT OF STOCK OPTIONS; WARRANTS.

                (a) Prior to the Effective Time, Parent shall take all such actions as may be necessary to cause each unexpired and unexercised outstanding option granted or issued under stock option plans of the Company (" COMPANY STOCK OPTION PLANS") in effect on the date hereof (each, a "COMPANY OPTION") and each unexercised and outstanding warrant to acquire Company Common Stock (a "COMPANY WARRANT") to be automatically converted at the Effective Time into an option (a "PARENT EXCHANGE OPTION") or warrant (a "PARENT EXCHANGE WARRANT"), as appropriate, to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Option or Company Warrant, as appropriate, immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share in accordance with established mathematical principles), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option or Company Warrant, as appropriate, divided by the Exchange Ratio (and rounded to the nearest cent in accordance with established mathematical principles), and with other terms and conditions that are the same as the terms and conditions of such Company Option or Company Warrant, as appropriate, immediately before the Effective Time; PROVIDED that, with respect to any Company Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code, including, without limitation that the adjustments to such Company Options set forth above shall be determined such that (a) the aggregate intrinsic value of the new options to purchase Parent Common Stock is not greater than the aggregate intrinsic value of the Company Options immediately prior to the assumption and (b) the ratio of the exercise price per option to market value per share is unchanged. The parties agree that Parent will permit holders of vested Company Options to elect, on an individual basis, to either exercise such Company Options and participate in the Merger or have those Company Options assumed, on the same basis as the unvested Company Options, by Parent. The parties will make such determination on or before the date the Proxy Statement/Prospectus (as defined in Section 2.24) is first filed with the SEC.

                (b) In connection with the issuance of Parent Exchange Options and Parent Exchange Warrants, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options and Parent Exchange Warrants pursuant to this Section 1.8 and
(ii) from and after the Effective Time, upon exercise of Parent Exchange Options and Parent Exchange Warrants, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto. Immediately following the Effective Time, Parent will send to each holder of Parent Exchange Options or Parent Exchange Warrants a written notice setting forth (i) the number of shares of Parent Common Stock that are subject to such Parent Exchange Options or Parent Exchange Warrants, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Parent Exchange Options or Parent Exchange Warrants. Each Parent Exchange Option shall be subject to the same terms and conditions set forth in the Company Option Plan as in effect immediately prior to the Effective Time.

                (c) The Company agrees to issue treasury shares of the Company, to the extent available, upon the exercise of Company Options prior to the Effective Time.

                (d) Parent agrees to file with the Securities and Exchange Commission (the "SEC") within five business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Parent Common Stock issuable upon exercise of the Parent Exchange Options and to use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such Parent Exchange Options.

                (e) Prior to the Effective Time, the Board of Directors of Parent, or the Compensation Committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 (together with the rules and regulations thereunder, "SECTION 16") of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT") of Parent Common Stock or Parent Exchange Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        1.9     TAKING OF NECESSARY ACTION; FURTHER ACTION.

                If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

        1.10    ESCROW.

                As the sole and exclusive remedy for the indemnity obligations set forth in Article VII, at the Effective Time, Parent will cause to be delivered to, and directly deposited with JPMorgan Chase Bank or such other escrow agent that is mutually agreeable to the parties (the "ESCROW AGENT"), for the account and future potential benefit of the Company's stockholders, a stock certificate representing ten percent (10%) of the shares of Parent Common Stock to be issued at Closing otherwise issuable to such holders pursuant to Section 1.6, which certificate shall be registered in the name of the Escrow Agent f/b/o the Former Holders of Capital Stock of XLNT Veterinary Care, Inc. In the event any additional shares of Parent Common Stock are issued in accordance with the requirements of Section 1.6(e), a stock certificate representing ten percent (10%) of the shares of Parent Common Stock to be so issued shall be delivered to and directly deposited with the Escrow Agent, which certificate shall be registered in the name of the Escrow Agent f/b/o the Former Holder of Capital Stock of XLNT Veterinary Care, Inc. All such shares of Parent Common Stock so delivered to the Escrow Agent, together with all subsequent dividends or distributions of cash, other shares of Parent Common Stock or property received in respect of such shares while deposited with the Escrow Agent shall be referred to as "ESCROW SHARES" and such account containing the Escrow Shares shall be referred to as the "ESCROW FUND." A pro rata number of the Escrow Shares (determined on the basis of the respective pro rata ownership interest of each holder of Company Common Stock immediately prior to the Effective Time, subject to adjustments by the Escrow Agent to eliminate fractional shares) shall be subtracted from the number of shares of Parent Common Stock each holder of Company Common Stock (including Company Common Stock issued upon conversion of Company Preferred Stock) at the Effective Time is entitled to receive pursuant to the Merger. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement, the form of which shall be reasonably acceptable to Parent and the Company (the "ESCROW AGREEMENT") among the Escrow Agent, Parent and the Stockholders' Representatives (as hereinafter defined) or the successors thereto pursuant to the terms of the Escrow Agreement. Subject to the provisions of Article VII, the Escrow Shares shall be promptly delivered to the applicable Company stockholders upon expiration of the Survival Period (as defined in Section 7.4(a)).

        1.11 COMMITTEE AND STOCKHOLDERS' REPRESENTATIVES FOR PURPOSES OF ESCROW AGREEMENT.

                (a) PARENT COMMITTEE. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of two of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent's right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an "independent" director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the "Committee" referred to in Articles V and VII hereof, and the Escrow Agreement and the Significant Stockholder Lock-Up Agreement.

                (b)     STOCKHOLDERS' REPRESENTATIVES.

                        (i) In order to administer efficiently (i) the implementation of this Agreement on behalf of the holders of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants and other equity securities of the Company prior to the Effective Time (the "FORMER STOCKHOLDERS") and (ii) the settlement of any dispute with respect to this Agreement, the Company shall, prior to the Effective Time, designate three Persons to act as representatives on behalf of the Former Stockholders (collectively, the "STOCKHOLDERS' REPRESENTATIVES"). By approving this Agreement, the Company's stockholders authorize and empower the Company to make such designation, approve and ratify all of the rights, powers and authorities provided to the Stockholders' Representatives under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the Stockholders' Representatives.

                        (ii) From and after the Effective Time, the Former Stockholders hereby authorize the Stockholders' Representatives (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Former Stockholders or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, (ii) to give and receive all notices required to be given under this Agreement and the Escrow Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Former Stockholders by the terms of this Agreement and the Escrow Agreement.

                        (iii) If any Stockholders' Representative dies, becomes legally incapacitated or resigns from such position, another Person designated by the remaining Stockholders' Representatives, or if none remain, by the Former Stockholders holding the right to receive more than 50% in interest of the Escrow Fund (the "REQUISITE FORMER STOCKHOLDERS"), who shall be identified to Parent as soon as practicable, shall fill such vacancy and shall be deemed to be the Stockholders' Representative(s) for all purposes of this Agreement; provided, however, that no change in the Stockholders' Representatives shall be effective until Parent is given written notice of such change. If no Stockholders' Representative is then currently serving, the Stockholders' Representative shall be deemed to be the Requisite Former Stockholders.

                        (iv) All decisions and actions by the Stockholders' Representatives as provided in this Section 1.11 or under the Escrow Agreement shall be binding upon all of the Former Stockholders, and no Former Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                        (v) By their execution and/or approval of this Agreement and the Merger, the Company and its stockholders agree that:

                                (A)     Parent shall be able to rely
                conclusively on the instructions and decisions of the Stockholders' Representatives as to any actions required or permitted to be taken by the Stockholders' Representatives hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Stockholders' Representatives.

                                (B) All actions, decisions and instructions of the Stockholders' Representatives shall be conclusive and binding upon all of the Former Stockholders and no Former Stockholder shall have any cause of action against the Stockholders' Representatives for any action taken, decision made or instruction given by the Stockholders' Representatives under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the Stockholders' Representatives.

                                (C) The provisions of this Section 1.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Former Stockholders to each of the Stockholders' Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each Former Stockholder.

                                (D)     Each Former Stockholder shall be
                responsible to pay his, her or its pro rata share, based on the relative percentage of the payments in respect of the Merger Consideration that are allocable and payable to such Former Stockholder hereunder (his, her or its "PRO RATA SHARE"), of all fees and expenses, including, without limitation, all attorney's fees and expenses incurred in connection with defending or settling any claim under this Agreement, and any amounts under subsection (E) below, incurred by the Stockholders' Representatives.

                                (E) By approving this Agreement, each Former Stockholder agrees to severally indemnify and hold harmless the Stockholders' Representatives and their respective Affiliates and their respective officers, directors, stockholders, partners, employees and agents (collectively, the "STOCKHOLDER REPRESENTATIVE PARTIES") from and against any Losses (except Losses caused by such parties' fraud or willful breach) that such Stockholder Representative Parties may suffer or incur in connection with any action or omission taken or omitted to be taken by the Stockholders' Representatives hereunder. Each Former Stockholder shall be responsible to pay his, her or its Pro Rata Share of such Losses.

                                (F) The Stockholders' Representatives shall have the right to recover from the Escrow Fund, prior to any distribution to the Former Stockholders, an amount equal to any reasonable fees, costs and expenses in connection with the acceptance and administration of the Stockholders' Representatives' duties hereunder.

                In taking any action hereunder and under the Escrow Agreement, the Stockholders' Representatives shall be protected in relying upon any notice or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Stockholders' Representatives shall not waive any rights with respect to any individual Former Stockholder(s)' interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Former Stockholders(s) as compared to the interests of the other Former Stockholders, without the prior consent of the affected Former Stockholder(s). No Stockholders' Representative shall be liable to Parent or the Former Stockholders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of fraud or willful breach of this Agreement by such Stockholders' Representative. The Stockholders' Representatives may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholders' Representatives shall not be responsible for determining or verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

        1.12    NOTICE TO HOLDERS OF DERIVATIVE SECURITIES.

                As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the holders of Company Options, Company Warrants and Company Preferred Stock any required notices pursuant to the terms thereof.

        1.13    SHARES SUBJECT TO APPRAISAL RIGHTS.

                (a) Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as defined in Section 1.13(b)) shall not be entitled to receive the Merger Consideration and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a "DISSENTER") shall have failed to establish his or its entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his or its demand for payment for such shares or waived or lost his or its right to payment for his or its shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive the Merger Consideration (net of the pro rata amounts deposited in the Escrow Account) as provided in Section 1.5, and the right to participate pro rata in distributions of any remaining amounts of Escrow Shares. The Company shall give Parent prompt notice of any demands for payment received by the Company from a Person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

                (b) As used herein, "DISSENTING SHARES" means any shares of Company Common Stock held by stockholders of the Company who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

        1.14 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to the exceptions and other disclosures set forth in a disclosure schedule of the Company to be delivered by the Company contemporaneously with execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent and Merger Sub, as follows:

        2.1     ORGANIZATION AND QUALIFICATION.

                (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (collectively referred to herein as "CHARTER DOCUMENTS") of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent's counsel. The Company is not in violation of any of the provisions of the Company's Charter Documents.

                (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, each jurisdiction in which the Company is so qualified or licensed is listed in SECTION 2.1 of the Company Disclosure Schedule.

        2.2     SUBSIDIARIES.

                As of the date hereof, (i) except as set forth in SECTION 2.2 of the Company Disclosure Schedule, the Company has no subsidiaries (the "COMPANY SUBSIDIARIES"), and (ii) except as set forth in SECTION 2.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any agreement, contract, binding understanding, instrument, note, option, commitment or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

        2.3     CAPITALIZATION.

                (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, $.0001 par value per share, and (ii) 10,000,000 shares of Company Preferred Stock, $.0001 par value per share, of which 9,925,000 shares have been designated as Company Series A Preferred and 36,000 shares have been designated as Company Series B Preferred. SECTION 2.3(A) of the Company Disclosure Schedule sets forth the issued and outstanding shares of Company Common Stock and Company Preferred Stock as of the date hereof. As of the date hereof and except as set forth on
SECTION 2.3(A) of the Company Disclosure Schedule, no other shares of Company Common Stock and Company Preferred Stock are issued or outstanding and no shares of capital stock are held in the Company's treasury. Except as set forth in
SECTION 2.3(A) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the "COMPANY CAPITAL STOCK") are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. SECTION 2.3(A) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock that have been reserved for issuance, as of the date hereof, upon the exercise, conversion or exchange of (i) the Company Options, (ii) Company Warrants, (iii) any convertible notes issued by the Company

("COMPANY CONVERTIBLE NOTES"), and (iv) any other options, warrants, convertible securities or derivatives of the Company Capital Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SECTION 2.3(A) of the Company Disclosure Schedule lists, as of the date hereof, the name of each holder of Company Common Stock, Company Preferred Stock, Company Convertible Note, each outstanding Company Option and each outstanding Company Warrant to acquire shares of Company Common Stock or Company Preferred Stock, as applicable, the number of shares of Company Common Stock issuable upon conversion of such Company Preferred Stock or Company Convertible Notes (including the number of shares of Company Common Stock issued upon conversion in payment of any accrued interest if permitted by such Convertible Notes) or subject to such Company Option or Company Warrant, the per share conversion price of such Convertible Notes, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the interest rate and maturity date of each Company Convertible Note and the vesting schedule and termination date of such Company Option or Company Warrant and whether the convertibility of any Company Convertible Note or the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Except as set forth in SECTION 2.3(A) of the Company Disclosure Schedule, the Company has no obligation (contingent or otherwise) to pay any dividend with respect to any shares of Company Capital Stock or to make any other distribution in respect thereof. The Company has delivered or made available to Parent or Parent's counsel true and accurate copies of the forms of documents used for the issuance of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants.

                (b) Except as contemplated by this Agreement and except as set forth in SECTION 2.3(A) hereof or in SECTION 2.3(B) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

                (c) Except as contemplated by this Agreement and except as set forth in SECTION 2.3(C) of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to the voting of any equity security of any class of the Company.

                (d) Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, all issuances, sales and repurchases of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants and any other equity interests by the Company and its Subsidiaries have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws and all requirements set forth in any applicable Company Contracts, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company.

        2.4     AUTHORITY RELATIVE TO THIS AGREEMENT.

                The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), will upon approval by the Company's stockholders, be duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

        2.5     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not,
(i) conflict with or violate the Company's Charter Documents, (ii) subject to obtaining the approval of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 9.2), (iii) except as set forth in SECTION 2.5 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) except as set forth in SECTION 2.5 of the Company Disclosure Schedule, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any "change in control" or similar provision of any Material Company Contract; except, with respect to clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, triggerings, cancellations, increases or other occurrences that would not have a Material Adverse Effect on the Company.

                (b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration of the required waiting period thereunder, (ii) applicable requirements, if any, under the Securities Act, the Exchange Act or state securities or "blue sky" laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

        2.6     COMPLIANCE.

                Except as set forth in SECTION 2.6 of the Company Disclosure Schedule, (a) the Company and each Company Subsidiary has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, and (b) no written notice of non-compliance with any Legal Requirements has been received by the Company or any of the Company Subsidiaries, except, in each case, for any non-compliance, failure to comply or violation that would not reasonably be expected to have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is in default or violation of any term, condition or provision of its Charter Documents.

        2.7     FINANCIAL STATEMENTS.

                (a) The Company has provided or made available to Parent the unaudited consolidated financial statements (including any related notes thereto) of the Company for the nine-month period ending September 30, 2006 (the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, if any), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP, except that such statements do not contain notes and are subject to normal year-end adjustments and adjustments resulting from purchase price reallocation based on post-closing valuation reports that will not have a Material Adverse Effect on the Company.

                (b) The Historical Audits and each Significant Acquisition Audit (each as defined in Section 5.6), when delivered or made available in accordance with Section 5.6, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, if any), and each Historical Audit and each Significant Acquisition Audit shall fairly present, when delivered, in all material respects the financial position of the Company (or the subject of the Significant Acquisition Audit) at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP, except that any Unaudited Financial Statements do not contain notes and are subject to normal year-end adjustments and adjustments resulting from purchase price reallocation based on post-closing valuation reports that will not have a Material Adverse Effect on the Company.

                (c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

                (d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in SECTION 2.7(D) of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally, and by general equitable principles, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in SECTION 2.7(D) of the Company Disclosure Schedule, as of the date hereof, are not the subject of any actions or proceedings brought by or on behalf of the Company.

                (e) To the knowledge of the Company, the Company has established adequate internal controls for a privately held company for purposes of preparing the Company's periodic financial statements.

        2.8     NO UNDISCLOSED LIABILITIES.

                Except as set forth in SECTION 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included (or which will be included when delivered) in the Unaudited Financial Statements or the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company's business since January 1, 2006, none of which would have a Material Adverse Effect on the Company.

        2.9     ABSENCE OF CERTAIN CHANGES OR EVENTS.

                Except as set forth in SECTION 2.9 of the Company Disclosure Schedule or in the Audited Financial Statements or the Unaudited Financial Statements when delivered, or as otherwise provided in this Agreement, since January 1, 2006 to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's stock, or any purchase, redemption or other acquisition by the Company of any of the Company Capital Stock or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of the Company's Capital Stock; (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;
(v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity; (vi) any material change by the Company in its accounting methods, principles or practices; (vii) any change in the auditors of the Company; (viii) any issuance of capital stock of the Company, other than pursuant to the Company Stock Option Plans in the ordinary course; (ix) any revaluation by the Company of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business; or (x) any agreement to do any of the foregoing.

        2.10    LITIGATION.

                Except as disclosed in SECTION 2.10 of the Company Disclosure Schedule, as of the date hereof, there are no claims, suits, actions or proceedings pending which have been served on the Company, threatened in writing or, to the knowledge of the Company, otherwise pending, against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the Company to consummate the Merger.

        2.11    EMPLOYEE BENEFIT PLANS AND COMPENSATION.

                (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.11(a) below (which definition shall apply only to this Section 2.11(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

        " AFFILIATE" shall mean any other Person that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

        " COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "DOL" shall mean the United States Department of Labor.

        "EMPLOYEE" shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

        "EMPLOYEE AGREEMENT" shall mean each employment, consulting or similar agreement not terminable at will by the Company, each agreement providing for severance, relocation, repatriation, expatriation or similar agreement (including, without limitation, any offer letter or any agreement providing for acceleration of Company Stock Options) between the Company or any Affiliate and any Employee.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "IRS" shall mean the United States Internal Revenue Service.

        "PBGC" shall mean the United States Pension Benefit Guaranty
Corporation.

        "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                (b) SECTION 2.11(B) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan and Employee Agreement as of the date hereof. As of the date hereof, neither the Company nor an Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Company has previously made available to Parent a true and complete table setting forth the name, position and compensation of each Employee (or other similar summary).

                (c) DOCUMENTS. The Company has provided or made available to Parent or its counsel: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan received by the Company or an Affiliate within the prior three (3) years; (vii) all forms of COBRA notices; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if any, that is intended to satisfy or be subject to Code Section 401(a). There have been no communications in the past three (3) years by the Company or any Affiliate to any Employee relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that are not reflected in the terms of the Company Employee Plan.

                (d) EMPLOYEE PLAN COMPLIANCE. The Company and each Affiliate have performed all obligations required to be performed by it under, is not in default or violation of, and have no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code, except for such failure to perform, default, violation or non-compliance that would not reasonably be expected to have a Material Adverse Effect. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending which have been served on the Company or an Affiliate or, to the knowledge of the Company, otherwise pending or threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Other than as set forth in Section 2.11(h) below, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than accrued benefits and ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened in writing by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its Affiliates have made all material contributions and other payments required by and due under the terms of each Company Employee Plan. Neither the Company nor an Affiliate maintains or has any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b). Neither the Company nor an Affiliate has any obligation to make a nondeductible contribution to any Company Employee Plan.

                (e) NO PENSION PLAN. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

                (f) NO SELF-INSURED PLAN. Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides healthcare, life or long-term disability benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

                (g) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLAN. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or to any plan described in Section 413 of the Code.

                (h)     NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in
SECTION 2.11(H) of the Company Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree or post-employment life insurance, retiree or post-employment health or other retiree or post-employment employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree or post-employment life insurance, or post-employment retiree health or other or post-employment retiree employee welfare benefits, except to the extent required by statute.

                (i) COBRA; FMLA; HIPAA. The Company and each Affiliate have, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees in all material respects. The Company does not have material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

                (j) EFFECT OF TRANSACTION. Except as set forth in SECTION 2.11(J) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a "parachute payment" under
Section 280G of the Code with respect to any Employee.

                (k) EMPLOYMENT MATTERS. Except as set forth in SECTION 2.11(K) of the Company Disclosure Schedule and except in each case where non-compliance, failure to withhold or report, failure to comply or liability would not have a Material Adverse Effect, the Company and each Affiliate: (i) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, there are no actions, suits, claims or administrative matters pending which have been served on the Company or an Affiliate, or to the Company's or an Affiliate's knowledge, otherwise pending or threatened in writing against the Company relating to any Employee, Employee Agreement or Company Employee Plan, except where such actions, suits, claims or administrative matters would not have a Material Adverse Effect. As of the date hereof, there are no pending claims or actions which have been served on the Company or an Affiliate, or to the Company's or an Affiliate's knowledge, otherwise threatened in writing against the Company, or an Affiliate under any worker's compensation policy of the Company or an Affiliate, except where such pending claims would not have a Material Adverse Effect. To the Company's and the Affiliates' knowledge, no Employee has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such Employee is bound. As of the date hereof, except as set forth in SECTION 2.11(K) of the Company Disclosure Schedule, the services provided by each of the Company's and its Affiliate's Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company, any Affiliate or Parent.

                (l) NO INTERFERENCE OR CONFLICT. To the knowledge of the Company, no Employee of the Company or any Affiliate is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or an Affiliate or that would interfere with the Company's or an Affiliate's business.

        2.12    LABOR MATTERS.

                Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees. To the Company's knowledge (i) there are no employees of the Company working in the United States who are not U.S. citizens and (ii) all employees of the Company who are performing services for the Company in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Acquisition.

        2.13    RESTRICTIONS ON BUSINESS ACTIVITIES.

                Except as disclosed in SECTION 2.13 of the Company Disclosure Schedule, to the Company's knowledge, as of the date hereof, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted, other than such effects, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on the Company.

        2.14    OWNED AND LEASED REAL PROPERTIES.

                (a) SECTION 2.14(A) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property and interests in real property owned in fee by the Company or any of its Subsidiaries (collectively, the "OWNED REAL PROPERTY") and the address and owner of each parcel of Owned Real Property. Except as set forth in SECTION 2.14(B) of the Company Disclosure Schedule, to the Company's knowledge, the Company or one of its Subsidiaries has good and valid fee simple title to each parcel of Owned Real Property listed in SECTION 2.14(A) of the Company Disclosure Schedule free and clear of all Liens, except for such Permitted Liens and Liens that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole. To the extent in the possession and control of the Company, the Company has made available to Merger Sub prior to the date hereof copies of all existing vesting deeds, title policies and surveys and all other material documents, instruments and agreements directly affecting title to the Company's or the Company's Subsidiaries' property rights to ownership, use and possession of, the Owned Real Property.

                (b) SECTION 2.14(B)(I) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the "LEASED REAL PROPERTY") pursuant to lease agreements having an annual base rent in excess of $35,000 (collectively, the "LEASES"). Except as set forth in SECTION 2.14(B)(II) of the Company Disclosure Schedule, (A) the Company or one of its Subsidiaries has good and valid leasehold interest in the Leased Real Property and (B) neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to Parent or its counsel complete and accurate copies of all Leases.

                (c) Each Lease is in full force and effect, is a valid and binding obligation of, and is legally enforceable against, the Company or its Subsidiary party thereto and, to the knowledge of the Company, the respective counterparties thereto.

                (d) Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Lease is in default or material breach under any of the Leases (or has taken or has failed to take any action which, with notice, lapse of time, or both, would constitute a default) that would be likely to result in a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole.

                (e) Except as set forth in SECTION 2.14(E) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Owned Real Property or Leased Real Property or any portions thereof or interests therein.

        2.15    TAXES.

                (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

                (b)     TAX RETURNS AND AUDITS. Except as set forth in SECTION
2.15 of the Company Disclosure Schedule:

                        (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("RETURNS") required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. To the Company's knowledge, all such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns. The Company is not a "United States real property holding corporation," as defined in section 897 of the Internal Revenue Code of 1986, as amended, and Section 1.897-2(b) of the regulations promulgated thereunder.

                        (ii) All material Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

                        (iii) The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                        (iv) As of the date hereof, to the Company's knowledge, no audit or other examination of any material Return of the Company by any Tax authority is in progress and the Company has not been notified of any request for such an audit or other examination.

                        (v) As of the date hereof, no adjustment relating to any material Taxes has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

                        (vi) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company's balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

                        (vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.16    ENVIRONMENTAL MATTERS.

                (a) Except as disclosed in SECTION 2.16 of the Company Disclosure Schedule, to the knowledge of the Company: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company; (iii) the properties formerly owned by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the Company's knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release of any Hazardous Substance; (vi) as of the date hereof, the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees or injunctions with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

                (b) As used in this Agreement, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
(A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                (c) As used in this Agreement, the term "HAZARDOUS SUBSTANCE" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

                (d) Except as set forth on SECTION 2.16 of the Company Disclosure Schedule, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company.

        2.17    BROKERS; THIRD PARTY EXPENSES.

                Except as set forth in SECTION 2.17 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' fees, agent's commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No shares of Company Capital Stock and no Company Options or Company Warrants or other securities of the Company are payable to any third party by the Company as brokerage, finders' fees, agent's commissions or any similar charge as a result of the Merger.

        2.18    INTELLECTUAL PROPERTY.

                For the purposes of this Agreement, the following terms have the following definitions:

                "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "TRADEMARKS"); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

                "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

                "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

                "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

                (a) Except as disclosed in SECTION 2.18(A) of the Company Disclosure Schedule, as of the date hereof, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation which has been served on the Company, or to the Company's knowledge, otherwise pending, restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

                (b) Except as disclosed in SECTION 2.18(B) of the Company Disclosure Schedule, the Company owns and has good and marketable title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company as now conducted, including the sale of any products or the provision of any services by the Company.

                (c) To the Company's knowledge, the operation of the business of the Company, as such business currently is conducted, including the Company's use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

        2.19    AGREEMENTS, CONTRACTS AND COMMITMENTS.

                (a) SECTION 2.19(A) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) as of the date hereof, specifying the parties thereto. For purposes of this Agreement, (i) the term "COMPANY CONTRACTS" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term "ROUTINE OPERATING CONTRACTS" shall mean operating agreements, distribution agreements and other similar agreements routinely used in the day-to-day operations of the Company's business, and (iii) the term "MATERIAL COMPANY CONTRACTS" shall mean (x) each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company in excess of $35,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $35,000, and (y) without limitation of subclause (x), each of the following Company Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

                        (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company in excess of $35,000;

                        (ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer or director of the Company, or stockholder owning 5% or more of the Company's stock (a "COMPANY INSIDER");

                        (iii) any guaranty, direct or indirect, by the Company or any Company Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

                        (iv) any Company Contract of employment other than for at-will employment;

                        (v) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

                        (vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

                        (vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

                        (viii) any collective bargaining agreement with any labor union;

                        (ix) any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $35,000 in the aggregate); and

                        (x) any Company Contract to which any Company Insider is a party.

                (b) Except as set forth in SECTION 2.19(B) of the Company Disclosure Schedule, each Material Company Contract was entered into at arm's length, is in full force and effect and is valid and binding upon and enforceable against the Company, and to its knowledge, each of the other parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or its counsel.

                (c) Except as set forth in SECTION 2.19(C) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor, to the Company's knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, (ii) no party to any Material Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company and (iii) each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect, except in each such case for any breach, default, notice, termination or expiration that would not reasonably be expected to have a Material Adverse Effect on the Company.

        2.20    INSURANCE.

                (a) SECTION 2.20(A) of the Company Disclosure Schedule sets forth as of the date hereof, each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party (the "INSURANCE POLICIES"). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as reasonably determined by the Company. All material premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company or any Subsidiary is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent or Parent's counsel.

                (b) As of the date hereof, there are no claims under Insurance Policies that are pending as to which coverage has been questioned, denied or disputed, except as would not be reasonably expected to have a Material Adverse Effect. All claims thereunder have in all material respects been filed in a due and timely fashion and the Company has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies, in any case where such refusal, termination, cancellation, reduction, elimination or increase would not reasonably be expect to have a Material Adverse Effect.

        2.21    GOVERNMENTAL ACTIONS/FILINGS.

                Except as set forth in SECTION 2.21 of the Company Disclosure Schedule, to the Company's knowledge, the Company and each Subsidiary has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its business (as presently conducted), other than such failure to be granted, to hold or make Governmental Actions/Filings, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole. To the Company's knowledge, each such Governmental Action/Filing is in full force and effect, and the Company and each Subsidiary is in substantial compliance with all of its obligations with respect thereto. To the Company's knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any Subsidiary to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent with current practice. For purposes of this Agreement, the term "GOVERNMENTAL ACTION/FILING" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

        2.22    INTERESTED PARTY TRANSACTIONS.

                Except as set forth in the SECTION 2.22 of the Company Disclosure Schedule or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in
SECTION 2.22 of the Company Disclosure Schedule, to the Company's knowledge, none of the Company's officers or employees has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each officer or employee of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in SECTION 2.22 of the Company Disclosure Schedule, to the knowledge of the Company, no officer or director or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any Subsidiary (other than such contracts as relate to any such Person's ownership of Company Capital Stock or other securities of the Company or such Person's employment with the Company).

        2.23    CORPORATE APPROVALS.

                The Board of Directors of the Company has, as of the date of this Agreement, based upon the recommendation to the Company Board by the Company Special Committee, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve this Agreement.

        2.24    PROXY STATEMENT/PROSPECTUS.

                The information to be supplied by the Company for inclusion in Parent's proxy statement/prospectus included in the Company's Registration Statement on Form S-4 in connection with obtaining approval of the Merger by Parent's stockholders and registration of the issuance of the Merger Consideration (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") shall not at the time the Proxy Statement/Prospectus is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the Proxy Statement/Prospectus to be sent in connection with the meeting of Parent's stockholders to consider the approval of this Agreement (the "PARENT STOCKHOLDERS' MEETING") shall not, on the date the Proxy Statement/Prospectus is first mailed to Parent's stockholders, and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should in the reasonable opinion of the Company be set forth in a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in any of the foregoing documents.

        2.25    NO RELIANCE.

                The representations and warranties of the Company contained in this Agreement and the other agreements contemplated hereby constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby. Except for such representations and warranties (in each case, as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by any of its employees, agents or representatives (including with respect to the distribution to, or any such Person's reliance on, any information, documents or other material made available to Parent or Merger Sub or their representatives in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby). Except for such representations and warranties (in each case, as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any projection, forecast or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their respective affiliates, officers, directors, employees, agents or representatives

(including opinion, information, projection, or advice that may have been or may be provided to any such Person or any director, officer, employee, agent, consultant, or representative of such Person or any of its affiliates). Each of Parent and Merger Sub acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in this Agreement and the agreements contemplated hereby in entering into this Agreement.

        2.26    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Survival Period.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in Schedule 3 attached hereto (the "PARENT DISCLOSURE SCHEDULE"), Parent represents and warrants to the Company, as follows:

        3.1     ORGANIZATION AND QUALIFICATION.

                (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to or made available (including as may be available pursuant to the Parent SEC Reports) the Company. Parent is not in violation of any of the provisions of Parent's Charter Documents.

                (b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                (c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Merger Sub was formed solely for purposes of the Merger. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as EXHIBIT A. Merger Sub is not in violation of any of the provisions of the Merger Sub's Charter Documents.

        3.2     SUBSIDIARIES.

                Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is it bound by any agreement, contract, binding understanding, instrument, note, option, commitment or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

        3.3     CAPITALIZATION.

                (a) The authorized capital stock of Parent consists of 25,000,000 shares of common stock, par value $0.0001 per share ("PARENT COMMON STOCK") and 1,000,000 shares of preferred stock, par value $0.0001 per share ("PARENT PREFERRED STOCK"), of which 8,750,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, its Charter Documents or any agreement or document to which Parent is a party or by which it is bound. Except as set forth in the Parent SEC Reports (as defined below) (i) no shares of

Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties ("PARENT STOCK OPTIONS") and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock ("PARENT WARRANTS") and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities ("PARENT CONVERTIBLE SECURITIES"). All outstanding shares of Parent Common Stock and Parent Preferred Stock, all Parent Stock Options, all Parent Warrants and all Parent Convertible Securities have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts, except where non-compliance would not reasonably be expected to have a Material Adverse Effect. Parent has no obligation (contingent or otherwise) to pay any dividend with respect to any shares of Parent Common Stock or Parent Preferred Stock or to make any other distribution in respect thereof.

                (b) Except as contemplated by this Agreement and except as set forth in the Parent SEC Reports, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

                (c) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and non-assessable and will be issued in compliance with all Legal Requirements, including securities laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Parent.

                (d) Except as set forth in SECTION 3.3(D) of the Parent Disclosure Schedule or as contemplated by this Agreement or the Parent SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

        3.4     AUTHORITY RELATIVE TO THIS AGREEMENT.

                Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent's and Merger Sub's obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

        3.5     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent's or Merger Sub's Charter Documents, (ii) conflict with or violate any Legal Requirements, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

                (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (ii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        3.6     COMPLIANCE.

                Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

        3.7     SEC FILINGS; FINANCIAL STATEMENTS.

                (a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (i) were timely filed and prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

                (b) Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, at the time they were filed complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not and will not have a Material Adverse Effect on Parent in the aggregate.

        3.8     NO UNDISCLOSED LIABILITIES.

                Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 1, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement. Parent's accrued expenses as of August 31, 2006 are listed in SECTION 3.8 of the Parent Disclosure Schedule.

        3.9     ABSENCE OF CERTAIN CHANGES OR EVENTS.

                Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 1, 2006, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or Merger Sub's capital stock, or any purchase, redemption or other acquisition by Parent or Merger Sub of any of Parent's or Merger Sub's capital stock or any other securities of Parent or Merger Sub or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of Parent's or Merger Sub's capital stock; (iv) any granting by Parent or Merger Sub of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or Merger Sub of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or Merger Sub of any increase in severance or termination pay or any entry by Parent or Merger Sub into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent or Merger Sub of the nature contemplated hereby; (v) entry by Parent or Merger Sub into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent or Merger Sub with respect to any Governmental Entity; (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP; (vii) any change in the auditors of Parent or Merger Sub; (viii) any issuance of capital stock of Parent or Merger Sub; (ix) any revaluation by Parent or Merger Sub of any of its assets or any sale of assets of Parent or Merger Sub other than in the ordinary course of business;
(x) any material claims, suits, actions or proceedings commenced or settled by Parent; or (xi) any material transaction or any other material action taken by Parent outside the ordinary course of business or inconsistent with past practices; or (xii) any agreement to do any of the foregoing.

        3.10    LITIGATION.

                There are no claims, suits, actions or proceedings pending or to Parent's knowledge, threatened in writing against Parent or Merger Sub, before any court, governmental department, SEC, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or Merger Sub or have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the Merger.

        3.11    EMPLOYEE BENEFIT PLANS.

                Parent does not maintain, and has no liability under, any employee benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.12    RESTRICTIONS ON BUSINESS ACTIVITIES.

                Except as set forth in the Charter Documents of Parent and in the Parent SEC Reports, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

        3.13    TITLE TO PROPERTY.

                Parent does not own or lease any real property or personal property. Except as set forth in the Parent SEC Reports, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

        3.14 TAXES. Except as set forth in SECTION 3.14 of the Parent Disclosure Schedule:

                (a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes (whether or not shown to be due on such Returns) that have become due and payable on or before the date hereof except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP.

                (b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

                (c) There are no material Tax deficiencies outstanding, assessed or, to the knowledge of Parent, threatened against Parent, nor has Parent executed any waiver of any statute of limitations or extended any period for the assessment or collection of any Tax.

                (d) No audit or other examination of any Return of Parent by any Tax authority is presently pending, nor has Parent been notified of any request for such an audit or other examination.

                (e) There are no Tax liens upon the assets of Parent, except liens for current Taxes not yet due and payable.

                (f) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

                (g) Parent is not liable for the Taxes of any Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders) and is not a party to or bound by any Tax sharing agreement.

                (h) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                (i) Parent has not engaged in any transaction which requires its participation to be disclosed under Treasury Regulation Section 1.6011-4.

        3.15    BROKERS.

                Except as set forth in SECTION 3.15 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.16    INTELLECTUAL PROPERTY.

                Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

        3.17    AGREEMENTS, CONTRACTS AND COMMITMENTS.

                (a) The Parent SEC Reports contain a complete and accurate list of all Material Parent Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term "PARENT CONTRACTS" shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected (including without limitation notes or other instruments payable to Parent) and (ii) the term "MATERIAL PARENT CONTRACTS" shall mean (x) each Parent Contract which (I) provides for payments (present or future) to Parent in excess of $35,000 in the aggregate or (II) under which or in respect of which Parent presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $35,000, and
(y) without limitation of subclause (x), each of the following Parent Contracts, the relevant terms of which remain executory:

                        (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Parent in excess of $35,000;

                        (ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from Parent by any officer or director of Parent, or stockholder owning 5% or more of Parent's stock (a "PARENT INSIDER");

                        (iii) any guaranty, direct or indirect, by Parent or any Parent Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

                        (iv) any Parent Contract of employment other than for at-will employment;

                        (v) any Parent Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Parent or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Parent;

                        (vi) any obligation to register any shares of the capital stock or other securities of Parent with any Governmental Entity;

                        (vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

                        (viii) any collective bargaining agreement with any labor union;

                        (ix) any lease or similar arrangement for the use by Parent of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $35,000in the aggregate); and

                        (x) any Parent Contract to which any Parent Insider is a party.

                (b) Each Material Parent Contract was entered into at arm's length, is in full force and effect and is valid and binding upon and enforceable against the Parent and Merger Sub, and to the knowledge or Parent, each of the other parties thereto. True, correct and complete copies of all Material Parent Contracts have been filed as exhibits to the Parent SEC Reports.

                (c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, and no party to any Material Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except in each such case for any breach, default, notice, termination or expiration that would not reasonably be expected to have a Material Adverse Effect on the Parent.

        3.18    INSURANCE.

                Except for directors' and officers' liability insurance, Parent does not maintain any Insurance Policies.

        3.19    INTERESTED PARTY TRANSACTIONS.

                Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. Except as set forth in the Parent SEC Reports, to Parent's knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. Except as set forth in the Parent SEC Reports, to Parent's knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent or any Subsidiary (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

        3.20    INDEBTEDNESS.

                Except as set forth in the Parent SEC Reports, Parent has no indebtedness for borrowed money.

        3.21    OVER-THE-COUNTER BULLETIN BOARD QUOTATION.

                Parent Common Stock is quoted on the Over-the-Counter Bulletin Board ("OTC BB"). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by NASD, Inc. ("NASD") with respect to any intention by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

        3.22    BOARD APPROVAL.

                The Board of Directors of Parent, based upon the recommendation by the Parent Special Committee, has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent's net assets.

        3.23    TRUST FUND.

                As of the date hereof and at the Closing Date, Parent has and will have no less than $52,000,000 in cash, less any amounts paid in connection with (a) obtaining a fairness opinion from a nationally recognized financial advisor and (b) the conversion by public stockholders of Parent voting against the Merger of up to 19.9% of the shares of common stock issued in the Parent's IPO into a pro rata share of the funds held in Parent's trust fund established in connection with the IPO, which shall be invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account at Northern Trust Corporation maintained by the Escrow Agent (the "TRUST FUND").

        3.24    NO RELIANCE.

                The representations and warranties of the Parent and Merger Sub contained in this Agreement and the other agreements contemplated hereby constitute the sole and exclusive representations and warranties of the Parent and Merger Sub to the Company in connection with the transactions contemplated hereby. Except for such representations and warranties (in each case, as modified by the Parent Disclosure Schedule), neither the Parent, the Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent and Merger Sub or the transactions contemplated by this Agreement, and each of the Parent and Merger Sub disclaims any other representations or warranties, whether made by it or any of its employees, agents or representatives (including with respect to the distribution to, or any such Person's reliance on, any information, documents or other material made available to Company or its representatives in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby). Except for such representations and warranties (in each case, as modified by the Parent Disclosure Schedule), each of the Parent and Merger Sub hereby disclaims all liability and responsibility for any projection, forecast, or information made, communicated, or furnished (orally or in writing) to Company or any of its affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any such Person or any director, officer, employee, agent, consultant, or representative of such Person or any of its affiliates). The Company acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in this Agreement and the other agreements contemplated hereby in entering into this Agreement.

        3.25    COMPANY PROXY MATERIALS.

                The information relating to Parent and Merger Sub supplied by Parent and Merger Sub for inclusion in any proxy or other materials provided by the Company to its stockholders will not as of date of its distribution to the holders of Company Capital Stock (or any the date of distribution of any amendment or supplement thereto) or at the time of the Company Stockholders' Approval (as defined in Section 5.2(a)) contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

        3.26 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Survival Period (as defined in Section 7.4(a)).

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1     CONDUCT OF BUSINESS BY COMPANY, PARENT AND MERGER SUB.

                During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except in connection with Permitted Acquisitions (as defined in Section 4.2) or Permitted Financings or to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except in connection with Permitted Acquisitions (as defined in Section 4.2) or Permitted Financings or as otherwise required or permitted by the terms of this Agreement, without the prior written consent of the other parties, not to be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

                (a) Waive any stock repurchase rights, accelerate (except as disclosed in the Company Disclosure Schedule), amend or (except as specifically provided for herein) change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans or any warrants except in connection with severance arrangements with employees or consultants terminated prior to the date hereof;

                (b) Grant any severance or termination pay to any officer or employee terminated after the date hereof except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

                (c) Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, Merger Sub or Parent, as applicable, or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall the Company, Merger Sub or Parent license on an exclusive basis or sell any material Intellectual Property of the Company, Merger Sub or Parent as applicable;

                (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

                (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, Merger Sub or Parent, as applicable, from any Person who is required to execute and deliver a Significant Stockholder Lock-up Agreement or any transferee of any such Person except as set forth in Schedule 4.1(e) of the Company Disclosure Schedule; (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except for the issuance of Company Common Stock upon the exercise of outstanding Company Options or Company Warrants, or issuance of Company Common Stock upon the conversion of any Company Preferred Stock or Company Convertible Notes;

                (g) Amend its Charter Documents unless required or permitted to do so hereunder;

                (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services, other than franchise and area development agreements entered into by the Company in the ordinary course of business;

                (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease, license, encumbrance or other disposition of property or assets that are not material, individually or in the aggregate, to the business of such party, and (C) the purchase and re-sale of real property in connection with the acquisition of additional hospitals or clinics;

                (j) Incur Indebtedness, except that the Company may incur Indebtedness in connection with Permitted Acquisitions, Permitted Financings or otherwise in the ordinary course of business in connection with implementing the Company's business plan that shall have terms and conditions consistent with the then prevailing market for similar indebtedness incurred by borrowers having a financial condition similar to the Company; provided, that in no event will any such Indebtedness incurred subsequent to the execution of this Agreement: (i) include more than $3 million in principal amount with a term to maturity of less than 36 months; (ii) contain any prepayment penalties or make whole payment penalties associated with the refinancing thereof in excess of three (3%) or
(iii) carry an interest rate in excess of nine percent (9%); provided, however, that notwithstanding the foregoing the Company may incur up to $15 million in principal amount of indebtedness that carries an interest rate not to exceed thirteen percent (13%). For purposes of the foregoing, "INDEBTEDNESS" shall mean
(a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including Company Convertible Notes,
(c) all obligations upon which interest is customarily paid, (d) all obligations for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by the Company or Parent, (e) all guarantees of any obligation of the type described in the clauses hereof of any other person, (f) all capital lease obligations, (g) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (h) all obligations as an account party in respect of bankers' acceptances, in the case of each clause above, as of such date; provided, however, that notwithstanding the foregoing, Indebtedness shall not include any obligations to those former owners of hospitals or clinics purchased by the Company that are contingent upon the future achievement of earnings, revenues or other financial performance targets which former owners and the amount of such contingent obligations are set forth on Section 2.19(a)(1) of the Company Disclosure Schedule under the caption "Earn-Out Promissory Notes"; (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in connection with the employment agreement referenced in Section 6.1(h) or in the ordinary course of business consistent with past practices; provided, however, that the Company may implement the Management Performance Bonus Pool;

                (l) (i) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

                (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                (n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

                (o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $35,000 in any 12 month period, other than the Company under a Routine Operating Contract or the incurrence of Indebtedness permitted by clause (j) above;

                (p) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

                (q) Form, establish or acquire any subsidiary except as contemplated by this Agreement or in connection with any Permitted Acquisition;

                (r) Except as set forth in the Company Disclosure Schedule, permit any Person to exercise any of its discretionary rights under any Company Employee Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

                (s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

                (t) Take or omit to take any action, the taking or omission of which would be reasonably anticipated to have a Material Adverse Effect on the Company and the Company's Subsidiaries, taken as a whole;

                (u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice, (ii) the reimbursement of reasonable expenses incurred on behalf of the Company or Parent (as applicable), or (iii) the providing of other employee benefits made generally available to all employees); or

                (v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through 4.1(u) above.

        4.2     ACQUISITIONS.

                (a) Between the date of the signing of the Merger Agreement and the Closing, the Company shall continue to present for the approval of its Board of Directors, in a manner consistent with its current practice, new letters of intent or definitive agreements for any hospital or clinic acquisitions or group of hospital or clinic acquisitions. If any such hospital or clinic acquisition, or group of hospital or clinic acquisitions, presented to the Company's Board of Directors at a particular time, has a purchase price (aggregated in the case of a group of acquisitions) which exceeds either (i) six times such target's (or targets') trailing twelve month EBITDA as of the end of the most recent fiscal quarter of such target or (ii) 1.1 times the aggregate of such target's (or targets') trailing twelve month revenue as of the end of the most recent fiscal quarter of such target (or targets), any such acquisition or group of acquisitions shall be subject to the approval of an acquisition committee of the Parent Board consisting of one person that Parent expects to designate as a post-closing Board of Directors nominee in accordance with
Section 5.3 below, a member of Parent's Special Committee and an additional person who is a member of the Parent Board, which additional person may rotate among the other members of the Parent Board (the "ACQUISITION COMMITTEE"), which approval shall not unreasonably be withheld. The Acquisition Committee shall be deemed to have approved any acquisition presented for its approval pursuant to this Section 4.2 if it does not notify the Company of its disapproval of such acquisition within seven business days following the date of the presentation of such acquisition by the Company to the Acquisition Committee.

                (b) From the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will permit Parent to send up to three non-voting observers to attend the portion of the meetings of the Company's Board of Directors at which the Company Board reviews possible hospital or clinic acquisitions and will provide such observers with a copy of all information that is provided to the Company Board regarding such possible acquisitions at the same time as such information is first provided to the Company

Board; provided, however, that the Company reserves the right to exclude such observers from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, further, however, that Parent shall not, and shall cause such observers not to, disclose or use any confidential information disclosed at or in connection with any meeting of the Company Board or consent of the Company Board. For purposes of this Agreement, "PERMITTED ACQUISITION" shall mean any hospital or clinic acquisition that is permitted under this Section 4.2.

                (c) Between the date of the signing of this Agreement and March 31, 2007, the Company shall not enter into any definitive acquisition agreement with a hospital or clinic the Company seeks to acquire (each, an "ACQUISITION CANDIDATE") unless such definitive acquisition agreement includes a termination right exercisable by the Company if the Company and Parent determine that such Acquisition Candidate will not be able to provide its audited financial statements which constitute Significant Acquisition Audits on or before May 10, 2007.

                (d) Between the date of the signing of this Agreement and March 31, 2007, the Company shall only consummate an acquisition with an Acquisition Candidate if the Company and Parent determine that such Acquisition Candidate will be able to provide its audited financial statements which constitute Significant Acquisition Audits on or before May 10, 2007.

                (e) For purposes of this Agreement, (i) "2006 ADJUSTED EBITDA" shall mean consolidated earnings from hospital/clinic operations before corporate expenses, interest, taxes, depreciation and amortization, and after adjustments for elimination of non-recurring expenses, calculated in accordance with historical accounting principles and practices consistently applied; provided, however, that in determining 2006 Adjusted EBITDA, 2006 Adjusted EBITDA shall not include (A) any "extraordinary items" of gain or loss; (B) any gains, losses or profits realized from the sale of any assets or services other than in the ordinary course of business; and (C) any deduction for any non-cash compensation expenses and (ii) "2007 CONSOLIDATED EBITDA" shall mean 2006 Adjusted EBITDA without any adjustments for elimination of non-recurring expenses reflecting results of hospital/clinic operations from January 1, 2007 or the date of acquisition by the Company if subsequent to January 1, 2007.

                (f) Subsequent to March 31, 2007, the Company will not enter into any term sheet, letter of intent, definitive acquisition agreement or similar agreements with an Acquisition Candidate or consummate any acquisition with an Acquisition Candidate if the result of taking such action would be to require that any financial information, including, without limitation, any financial statements (whether or not audited), relating to such Acquisition Candidate be included in the Proxy Statement/Prospectus or that any of the financial information or then existing disclosure contained or to be contained in the Proxy Statement/Prospectus would be required by applicable requirements of the SEC to be amended in any manner to include information and/or disclosure regarding such Acquisition Candidate.


        4.3 OFFICERS OF THE COMPANY. Commencing on the execution of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not retain any senior executive officers such as a President, Chief Operating Officer, Chief Financial Officer or similar positions without the prior approval of the Parent Special Committee, such approval not to be unreasonably withheld or delayed. In addition, at or prior to the Closing, the Company and Parent shall use their reasonable best efforts to develop a written plan setting forth the Company's plan to retain regional coordinators for each regional hub area as well as additional accounting personnel.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1     PROXY STATEMENT/PROSPECTUS; PARENT STOCKHOLDERS' MEETING.

                (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement/Prospectus with the SEC. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its filing with the SEC. Parent will respond to any comments of the SEC and Parent will use its reasonable best efforts to obtain an order of effectiveness from the SEC and to mail the Proxy Statement/Prospectus to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement, (collectively, the "OTHER FILINGS"). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement/Prospectus, the Merger or any Other Filing. The Proxy Statement/Prospectus and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement. The Proxy Statement/Prospectus will be sent to the stockholders of Parent as described in
Section 5.1(b) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders' Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger ("PARENT STOCKHOLDER APPROVAL"); (ii) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires shareholder approval; (iii) the amendment to Parent's charter to, among other things, increase the number of authorized shares; and (iv) the adoption of an Equity Incentive Plan (the "PARENT OPTION PLAN").

                (b) As soon as practicable following its declaration of effectiveness by the SEC, Parent shall distribute Parent's proxy statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders' Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders' Meeting, including, without limitation, the matters described Section 5.1(a).

                (c) Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders' Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus).

                (d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors (and any committee thereof) that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Parent Stockholder Approval.

                (e) The Company agrees to provide, and will cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with obtaining the approval of the Merger by Parent's stockholders.

        5.2     COMPANY STOCKHOLDER APPROVAL.

                (a) As promptly as practicable after the execution of this Agreement, the Company will prepare and file any materials required under the DGCL, the Securities Act or any Other Filings relating to the Merger and the transactions contemplated by this Agreement required by law to be filed by the Company. The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Appropriate proxy or consent materials or other materials will be sent to the stockholders of the Company for the purpose of soliciting proxies to vote in favor of or consent to the adoption of this Agreement and the approval of the Merger and any other matters presented to the stockholders of the Company for approval or adoption (the "COMPANY STOCKHOLDERS' APPROVAL").

                (b) The Company will use its reasonable best efforts to obtain the Company Stockholders' Approval prior to the date the Proxy Statement/Prospectus is filed with the SEC, but in any event as soon as practicable following the date of this Agreement and in no event shall any such meeting be held later than March 8, 2007

(except if due to the failure by Parent to provide the Company with information necessary for inclusion in the Company's proxy or consent materials). The Company shall seek to obtain such approval by calling a meeting of the Company's stockholders' or otherwise obtain approval of the stockholders pursuant to valid written consents for the purpose of the adoption of this Agreement and the approval of the Merger and any other matters presented to the stockholders of Company for approval or adoption.

        5.3 DIRECTORS AND OFFICERS OF PARENT AND THE SURVIVING CORPORATION AFTER MERGER.


                (a) Pursuant to a voting agreement in the form and substance reasonably satisfactory to the Stockholders' Representatives, Galen and the Founding Stockholders (the "BOARD VOTING AGREEMENT"), immediately following the Closing, the Parent Board shall consist of seven individuals, which shall include Robert Wallace for so long as Mr. Wallace is serving as the Chief Executive Officer of Parent or otherwise continues to beneficially own two percent or more of the fully diluted shares of Parent Common Stock following the Closing, three designees named by the Stockholders' Representatives (one of whom shall be a designee named by Galen Partners IV LP and/or its affiliated funds ("GALEN") who shall serve as the non-executive Vice Chairman of the Parent Board) and three designees named by the Founding Stockholders of Parent set forth on Schedule 5.3(a) (the "FOUNDING STOCKHOLDERS") (one of whom shall be Gene E. Burleson, who shall serve as non-executive Chairman of the Parent Board; provided, that in the event, Mr. Burleson is unavailable for such service, the Founding Stockholders shall have the right to designate another individual to serve in such capacity as is reasonably acceptable to the Company and Galen). The Founding Stockholders, the Stockholders' Representatives and Galen will be entitled to name such designees until the annual meeting of stockholders of Parent following the third anniversary of the Closing. Parent and the Company shall take all necessary action so that the persons listed on Schedules 1.4(c) and 1.4(d) are appointed or elected, as applicable, to the positions as officers and directors of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing.

                (b) Until the annual meeting of stockholders of Parent following the third anniversary of the Closing, at least one individual who is a legacy Parent director will serve on each standing committee of the Parent Board and the charter of each standing committee will provide that each such committee will make recommendations to the full Parent Board for consideration and appropriate action.

        5.4     VOTING AGREEMENTS.

                Subject to applicable law, certain of the stockholders of the Company listed on Schedule 6.1(e) shall enter into a voting agreement in the form attached as EXHIBIT B (the "MERGER VOTING AGREEMENT") concurrently with the execution of this Agreement.

        5.5     HSR ACT .


                If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement,
(b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the Company.

        5.6     OTHER ACTIONS.

                (a) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC ("MERGER FORM 8-K"), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder ("PRESS RELEASE"). Simultaneously with the

Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release. The Company and Parent each acknowledge that Parent and the Company will be required to (i) prepare and file with the SEC the Proxy Statement/Prospectus in connection with obtaining the Parent Stockholder Approval and (ii) include in the Proxy Statement/Prospectus audited financial statements of the Company for the years ending December 31, 2004 (the "2004 Audit"), December 31, 2005 (the "2005 AUDIT") and December 31, 2006 (the "2006 AUDIT", and together with the 2004 Audit and the 2005 Audit, the "HISTORICAL AUDITS") in accordance with the rules and regulations promulgated by the SEC.

                (b) The Company will provide to Parent the Historical Audits on or before March 31, 2007. The Company will provide to Parent any other audited financial statements that may be required by the SEC due to any acquisitions of Acquisition Candidates completed subsequent to December 31, 2006 in accordance with the parameters set forth in Section 4.2 that either individually or in the aggregate meet any significance tests then prescribed by the SEC for determining financial statement disclosure requirements relevant to the Proxy Statement/Prospectus ("SIGNIFICANT ACQUISITION AUDITS") on or before May 10, 2007. For purposes of this Agreement, the Historical Audits and the Significant Acquisition Audits are referred to collectively as the "AUDITED FINANCIAL STATEMENTS". In addition, the Company will provide Parent with the Company's unaudited interim financial statements for the quarter ended March 31, 2007 on or before May 10, 2007.

                (c) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Corporate Stock Transfer, Inc. ("CSI") in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and CSI dated as of March 22, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

        5.7     REQUIRED INFORMATION.

                In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        5.8     CONFIDENTIALITY; ACCESS TO INFORMATION.

                (a) CONFIDENTIALITY. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to: (i) information which was known to the one party or its agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of any duty or obligation to the party asserting the confidential nature of such information; (iii) information acquired by a party or its agents from a third party who was not bound to an obligation of confidentiality; and
(iv) disclosure required by law; provided, however, that while any such disclosure will not be a breach of this Agreement, the disclosed information shall continue to be confidential information for purposes of this Agreement unless one of the other exceptions noted above shall be applicable. Notwithstanding anything to the contrary contained herein, the Company and Parent may disclose such non-public information to potential acquisition targets in connection with potential acquisitions (in accordance with Section 4.2 hereof) or to advisors retained by either the Company or Parent, provided that any party to whom such information is disclosed shall be bound by confidentiality obligations as least as restrictive as those set forth herein, which obligations shall be directly enforceable by the Company or Parent, as appropriate, either as a party to such arrangements or as a third party beneficiary thereunder, and shall be specifically advised that the federal securities laws in the United States prohibit trading in securities of an issuer when in possession of material non-public information relating to such issuer. In the event this Agreement is terminated as provided in Article VIII hereof, each party (X) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (Y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby. Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated pursuant to its terms, Parent shall not, and shall cause its Affiliates, employees, representatives and agents not to, use any information obtained by it or its representatives, agents, lenders and investors about the Company to contact or solicit clients, customers or employees or compete with the Company in any way for a period of three (3) years following the termination of this Agreement.

                (b) ACCESS TO INFORMATION. Each party will afford the other and its respective financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Closing to obtain all information concerning such party's business, including the status of business development efforts, properties, results of operations and personnel as may be reasonably requested; provided, however, that all such information shall be subject to the confidentiality restrictions set forth in paragraph (a) above. No information or knowledge obtained by either party in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding anything to the contrary contained herein, each party ("SUBJECT PARTY") hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing as conclusively established by written materials in the possession of the Subject Party.

        5.9     CHARTER PROTECTIONS; DIRECTORS' AND OFFICERS' LIABILITY
INSURANCE.

                (a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or Parent as provided in the Charter Documents of Parent or the Company, as applicable, or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                (b) For a period of six (6) years after the Closing Date, Parent shall cause to be maintained by the Surviving Corporation the current policies of directors' and officers' liability insurance maintained by the Company as of the Closing Date for an annual premium not to exceed $50,000 (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

                (c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9.

        5.10    PUBLIC DISCLOSURE.

                From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from


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


the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that as promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (and may include a copy of this Agreement as an exhibit thereto), with respect to which Parent shall consult with the Company. Parent shall provide to the Company for review and comment a draft of the Current Report on Form 8-K prior to filing with the SEC; provided that unless objected to by the Company by written notice given to Parent within five (5) days after delivery to the Company specifying the language to which reasonable objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be filed with SEC and used in other filings made by Parent with the SEC.

        5.11    REASONABLE BEST EFFORTS.

                Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in the Company Disclosure Schedule; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and to otherwise act to eliminate or minimize the effects of such takeover statute.

        5.12    CERTAIN CLAIMS.

                As additional consideration for the issuance of the Merger Consideration pursuant to this Agreement, by their approval of this Agreement and the Merger each of the Company stockholders releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, direct or indirect, and whether known or unknown arising out of or resulting from such stockholder's (i) status as a holder of an equity interest in the Company and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survive the Closing arise prior to the Closing; provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or the Escrow Agreement.

        5.13    NO SECURITIES TRANSACTIONS.

                The Company shall not, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.

The Company shall use its reasonable best efforts to require each of its Affiliates, officers, directors, employees, agents, representatives and stockholders to comply with the foregoing requirement.

        5.14 NO CLAIM AGAINST TRUST FUND; SOLE REMEDY FOR TERMINATION OF AGREEMENT.

                The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by Parent by September 22, 2007 (subject to a six-month extension in certain circumstances), Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the sole remedy for any claim by the Company against Parent or the Merger Sub, for any monetary claims or otherwise, for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or Merger Sub or any agreements or understandings in connection herewith shall be as set forth in Section 8.2.

        5.15    DISCLOSURE OF CERTAIN MATTERS.

                Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party's representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the right and obligation to supplement or amend the Company Disclosure Schedule and Parent Disclosure Schedule (the "DISCLOSURE SCHEDULES") being delivered pursuant to this Agreement with respect to any matter arising or discovered after delivery thereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules; provided, however, that any such amendment subsequent to the date hereof be approved by the Company (in the case of any amendments to the Parent Disclosure Schedule) or Parent (in the case of any amendments to the Company Disclosure Schedule), other than such amendments provided in connection with Permitted Acquisitions, Permitted Financings or Indebtedness permitted pursuant to Section 4.1(j). Notwithstanding anything to the contrary herein, the parties hereby agree that the Company shall deliver to Parent the updated Disclosure Schedules dated as of the Closing relating to Sections 2.3(a), 2.3(b), 2.3(c), 2.8, and 2.13 (the "BRING-DOWN SCHEDULES"). The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.

        5.16    NO SOLICITATION.

                (a) During the period between the date of this Agreement and the earlier of the date the Company obtains the Company Stockholders' Approval and the date this Agreement is terminated pursuant to its terms, the Company agrees that it shall not, and that it shall use its commercially reasonable efforts to ensure that none of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "REPRESENTATIVES") shall, directly or indirectly, take any of the following actions:

                        (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company's stockholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal;

                        (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal; or

                        (iii) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it is a party (or knowingly fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions on "business combinations" contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply.

                Notwithstanding the foregoing, the Company may, but only prior to receiving the Company Stockholders' Approval, and only if the failure to do so would, or would reasonably be expected to, result in a breach of the fiduciary duties to stockholders of the Company, as determined in good faith by the Company Board after consultation with outside counsel, in response to a BONA FIDE, unsolicited written Acquisition Proposal received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel is reasonably expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a breach by the Company of this SECTION 5.16 and the Company has complied with this SECTION
5.16 in all material respects, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive than the terms of the confidentiality agreement executed by Parent and the Company, (y) participate in discussions, or negotiations with, or making counter-offers to, such Person and its Representatives regarding any Acquisition Proposal, and (z) waive any standstill provisions related to the submission of such Acquisition Proposal; PROVIDED that the Company shall substantially contemporaneously make available to Parent and Merger Sub (to the extent it has not previously done so) all nonpublic information made available to such Person making such Acquisition Proposal.

                (b) The Company shall as promptly as possible (but in any event within forty-eight (48) hours) provide oral and written notice to Parent of receipt by the Company of any Acquisition Proposal, any inquiry with respect to, or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed in all material respects on a current basis of the status thereof and of any material communications, material modifications or material developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals, inquiries or requests and written information relating thereto, including draft agreements, term sheets and material communications. The Company agrees that it will not enter into a confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

                (c) The Company shall inform its Representatives of the obligations undertaken in this SECTION 5.16 promptly following the date of this Agreement. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

                (d)     For purposes of this Agreement:

                "ACQUISITION PROPOSAL" means any proposal or offer (i) relating to a merger, reorganization, consolidation, sale of substantial assets, tender offer, exchange offer, recapitalization, joint venture, share exchange or other business combination involving the Company that is determined by the Company Board after consultation with outside counsel to be strategic in nature, it being specifically acknowledged by the Company that any transaction involving the Company or its stockholders where the result is the termination of the equity interests held by the Company's stockholders solely in exchange for cash will not constitute a "strategic transaction" for purposes of this Agreement,
(ii) for the issuance by the Company of 20% or more of its equity securities or
(iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company, in each case other than the transactions contemplated by this Agreement.

                "SUPERIOR PROPOSAL" means any unsolicited, BONA FIDE written proposal, which was not obtained in violation of this SECTION 5.16, made by a third party to acquire, directly or indirectly, at least 90% of the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith reasonable judgment after consultation with outside counsel would, if consummated, result in a strategic transaction that is (i) more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement), taking into account all the terms and conditions of such proposal and this Agreement and other factors reasonably deemed relevant by the Company Board and (ii) reasonably capable of being completed on the terms proposed, in each case taking into account all financial (including the financing terms of such proposal), regulatory, legal (with the advice of outside counsel) and other aspects of such proposal.

                (e) Parent will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or Person (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction, or any other transaction that might reasonably impair Parent's ability to consummate the Merger on the terms hereof.

                (f) Notwithstanding anything to the contrary contained herein, nothing contained herein shall prevent the Company from soliciting, initiating, encouraging, facilitating or otherwise negotiating or entering into or consummating any Permitted Financing or Permitted Acquisition.

        5.17    PARENT OPTION PLAN

                At the Closing, Parent shall establish the Parent Option Plan funded with such number of shares of Parent Common Stock as is equal to ten percent (10%) of Parent's issued and outstanding Parent Common Stock at Closing (after giving effect to the Merger but excluding the impact of any Parent Warrants, Parent Exchange Options, Parent Exchange Warrants, Company Convertible Notes assumed by Parent or shares of Parent Common Stock reserved for issuance upon exercise of such Parent Warrants, Parent Exchange Options, Parent Exchange Warrants or Company Convertible Notes assumed by Parent). Parent will reserve sufficient shares of Parent Common Stock for issuance thereunder and shall use its reasonable best efforts to include a proposal in the Proxy Statement/Prospectus pursuant to which Parent shall seek to obtain the approval of Parent's stockholders of the Parent Option Plan. Parent shall file by the 90th day following the Closing, a registration statement on Form S-8 registering the exercise of any options granted pursuant to the Parent Option Plan (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement). Following the Closing, Parent Board, upon a recommendation by the Compensation Committee of Parent, shall be responsible for the review and approval of all grants of awards under the Parent Option Plan and amount of stock covered thereby.

        5.18    BENEFIT ARRANGEMENTS.

                Parent agrees that all employees of the Company and any of its Subsidiaries who continue employment with Parent or any subsidiary of Parent after the Effective Time ("CONTINUING EMPLOYEES") shall be eligible to continue to participate in the Company's (or its Subsidiary's, as applicable) health, vacation, welfare and retirement benefit plans; provided, however, that (i) nothing in this Section 5.18 or elsewhere in this Agreement shall limit the right of Parent to amend or terminate any such benefit plan or arrangement at any time, and (ii) if Parent terminates any such plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent's benefit plans and vacation policies, in each case to the same extent as employees of Parent in similar positions and at compensation grade levels. Notwithstanding the foregoing, for a period of one year following the Closing Date, Parent shall ensure that each of the Continuing Employees shall, so long as such employee continues to remain employed with the Surviving Corporation (or any of its Subsidiaries), continue to be paid base salary at no lower a rate than that in effect on the Closing Date and be entitled to receive health, vacation, welfare and retirement benefits on terms, in the aggregate, at least as favorable as those in effect on the Closing Date. Continuing Employees shall receive credit for service time as an employee of the Company for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any such Parent benefit plan and for purposes of vacation accrual for service accrued or deemed accrued prior to the Effective Time. Additionally, any life, health and disability benefits available to Continuing Employees and their eligible dependents under Parent's benefit plans shall not be subject to any insurability requirement or pre-existing condition exclusion that would not apply to the corresponding benefit provided under a plan maintained by the Company or any of its Subsidiaries immediately prior to the Effective Time. Parent shall further provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductibles or out-of-pocket requirements under corresponding Parent benefit plans. Nothing in this Section 5.18 or elsewhere in this Agreement, shall be construed to create a right in any employee to continuing employment.

        5.19    DELIVERY OF LOCK-UP AGREEMENTS.

                On or before the date of the Company Stockholder Meeting, the Company will deliver to Parent executed copies of all Significant Stockholder Lock-Up Agreements and Parent will deliver to the Company executed copies of all Founding Stockholder Lock-Up Agreements.

        5.20    MANAGEMENT BONUS PLAN.

                On the Closing Date, in the event the Company shall have complied with its obligations arising pursuant to Section 5.2(b) (Company stockholder meeting) and Section 5.6 (delivery of financial statements) (the

"THRESHOLD REQUIREMENTS"), certain members of the Company's management team and consultants as designated by the Compensation Committee of the Company's Board of Directors and approved by the Echo Special Committee shall be eligible to participate in a management performance bonus pool ("MANAGEMENT PERFORMANCE BONUS POOL") with maximum awards not to exceed $1.0 million in the aggregate. The maximum aggregate awards shall be (i) $500,000 in the event the Company's 2007 Year-To-Date EBITDA Margin has increased by at least 100 basis points over the Company's 2006 Pro Forma EBITDA Margin or (ii) $1.0 million in the event that the Company's 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over the Company's 2006 Pro Forma EBITDA Margin.

        5.21    FEES AND EXPENSES.

                Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company which will not be paid prior to the Closing Date ("COMPANY THIRD PARTY EXPENSES") at least five (5) business days prior to the Closing Date in form reasonably satisfactory to Parent (the "STATEMENT OF EXPENSES"). The Company Third Party Expenses shall reduce the Aggregate Merger Consideration in an amount equal to the quotient obtained by dividing such Company Third Party Expenses by the Parent Common Stock Per Share Issue Price. Any Company Third Party Expense actually incurred in excess of the Company Third Party Expenses reflected on the Statement of Expenses ("EXCESS THIRD PARTY EXPENSES"), shall be subject to the indemnification provisions of Article VII and shall not be subject to the Basket.

        5.22 TAX-FREE REORGANIZATION. Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code and will not knowingly take any action or fail to take any action that would cause the Merger not to qualify as such.

        5.23 CONSULTING SERVICES. Parent shall make available to the Company for the period commencing on the date hereof and ending on the Closing, the consulting services of Kevin Pendergest on terms and conditions reasonably acceptable to the parties hereto and Mr. Pendergest.


                                   ARTICLE VI
                          CONDITIONS TO THE TRANSACTION

        6.1     CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.

                The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                (a) HSR ACT; NO ORDER. If applicable, all specified waiting periods under the HSR Act shall have been terminated or expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

                (b) STOCKHOLDER APPROVAL. The Parent Stockholders' Approval and Company Stockholders' Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and the Company Charter Documents, as applicable, and an executed copy of an amendment to Parent's Certificate of Incorporation shall, in a form reasonably acceptable to Parent and the Company, have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.

                (c) PARENT COMMON STOCK. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent's IPO and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent's Charter Documents.

                (d) ESCROW AGREEMENT. Parent, the Company, the Escrow Agent and the Stockholders' Representatives shall have executed and delivered the Escrow Agreement.

                (e) THE SIGNIFICANT STOCKHOLDER LOCK-UP AGREEMENT. Each stockholder of the Company listed on SCHEDULE 6.1(E)(the "SIGNIFICANT STOCKHOLDERS") shall have executed and delivered a lock-up agreement substantially in the form attached hereto as EXHIBIT C - 1 (the "SIGNIFICANT STOCKHOLDER LOCK-UP AGREEMENT").

                (f) THE FOUNDING STOCKHOLDER LOCK-UP AGREEMENT. Each Founding Stockholder shall have executed and delivered a lock-up agreement substantially in the form attached hereto as EXHIBIT C -2 (the "FOUNDING STOCKHOLDER LOCK-UP AGREEMENT").

                (g) BOARD VOTING AGREEMENT. Each of the Significant Stockholders and each of the Founding Stockholders shall have executed and delivered the Board Voting Agreement.

                (h) EMPLOYMENT AGREEMENTS. The employment agreement between the Company and/or Parent and Robert Wallace, substantially in the form attached hereto as EXHIBIT D , shall have been executed and delivered.

        6.2     ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

                The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (" PARENT CLOSING CERTIFICATE").

                (b) AGREEMENTS AND COVENANTS. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent or Merger Sub) does not, or will not, constitute a Material Adverse Effect with respect to Parent or Merger Sub, and the Parent Closing Certificate shall include a provision to such effect.

                (c) NO LITIGATION. No action, suit or proceeding shall be pending before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

                (d) CONSENTS. Parent and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub and the Parent Closing Certificate shall include a provision to such effect.

                (e) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

                (f) OTHER DELIVERIES. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

                (g) OPINION OF PARENT COUNSEL. The Company shall have received from Powell Goldstein, counsel to Parent, an opinion of counsel in a form reasonably acceptable to the Company and its counsel.

                (h) OPINION OF COMPANY COUNSEL. The Company shall have received from McDermott Will & Emery LLP, counsel to the Company, an opinion of counsel to the effect that the Merger will be treated for all Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                (i) TRUST FUND. Parent shall have made appropriate arrangements with the Escrow Agent to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.23, disbursed to Parent immediately upon the Closing and there shall be no claim against such Trust Fund other than claims by holders of Parent Common Stock for conversion in accordance with Parent's Charter Documents.

                (j) REGISTRATION RIGHTS AGREEMENT. Parent and each Company stockholder that is an affiliate of the Company for purposes of Rule 145(c) under the Securities Act shall have executed and delivered a Registration Rights Agreement in a form reasonably acceptable to Parent and such Company stockholders providing for demand and other registration rights for the resale of the shares of Parent Common Stock issued to such stockholders in the Merger (the "REGISTRATION RIGHTS AGREEMENT").

                (k) PARENT OPTION PLAN. Parent shall have established the Parent Option Plan, which shall be in a form reasonably acceptable to the Parent and the Company.

                (l) SEC COMPLIANCE. Immediately prior to Closing, the Proxy Statement/Prospectus shall be declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

                (m) CO-SALE AGREEMENT. Certain Significant Stockholders shall have executed and delivered the co-sale agreement substantially in the form of EXHIBIT E attached hereto (the "CO-SALE AGREEMENT").

        6.3     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT.

                The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

                (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) in all material respects on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company ("COMPANY CLOSING CERTIFICATE").

                (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

                (c) NO LITIGATION. No action, suit or proceeding shall be pending before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

                (d) DISSENTERS' RIGHTS. The aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised dissenters' rights or provided notice of intent to exercise dissenters' rights in accordance with the provisions of

Section 262 of the DGCL shall constitute less than five percent (5%) of the shares of Company Common Stock outstanding as of the date of this Agreement.

                (e) CONSENTS. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby and set forth in SECTION 6.3(C) of the Company Disclosure Schedule, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

                (f) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to the Company and its Affiliates and Subsidiaries taken as a whole, shall have occurred since the date of this Agreement.

                (g) OPINION OF COUNSEL. Parent shall have received from McDermott Will & Emery LLP or Foley & Lardner (or both, as applicable), an opinion of counsel, in a form reasonably acceptable to Parent and its counsel.

                (h)     [Intentionally Omitted] (i) [Intentionally Omitted]

                (j) OTHER DELIVERIES. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company's board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

                (k) STOCKHOLDER LIST. The Company shall have delivered to Parent, as of the Closing Date, a true and complete list of all holders of Company Capital Stock and all holders of Company Options, Company Warrants and any other rights to purchase Company Capital Stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of the Company.

                (l)     [Intentionally Omitted]

                (m) STOCKHOLDER REPRESENTATIVES. The Company shall have identified the Stockholders' Representatives and caused them to become a party to this Agreement and the Escrow Agreement for purposes of the provisions under which they are required to perform any functions.

                (n) FAIRNESS OPINION. The Parent shall have received an opinion from a nationally recognized financial advisor that the transactions contemplated by this Agreement are fair to the stockholders of Parent from a financial point of view.

                (o)     [Intentionally Omitted]

                (p) BRING-DOWN SCHEDULES. The Company shall have delivered to Parent the Bring-Down Schedules.

                (q) COMPANY THIRD PARTY EXPENSES. The Company shall have delivered to Parent the Statement of Expenses certified by the Chief Executive Officer of the Company setting forth the Company Third Party Expenses.

                (r) POSITIVE WORKING CAPITAL. The Company shall have a positive working capital as of the end of the month immediately preceding the month in which the Effective Date occurs.


                                   ARTICLE VII
                                 INDEMNIFICATION

        7.1     INDEMNIFICATION.

                (a) PARENT INDEMNIFICATION. Subject to the terms and conditions of this Article VII (including, without limitation, the limitations set forth in Section 7.4), Parent and the Surviving Corporation and their respective representatives, successors and permitted assigns (the "PARENT INDEMNITEES") shall have the right to recover from the Escrow Agent out of the Escrow Fund, any and all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

                        (i) the inaccuracy or breach of any representation or warranty of the Company contained in Article II of this Agreement, or any certificate delivered by the Company to Parent pursuant to this Agreement in connection with the Closing;

                        (ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

                        (iii) the settlement of any claim made by a Dissenter for an appraisal of the value of such Dissenting Shares pursuant to, and in accordance with, the provisions of the DGCL; provided, however, that in no event shall Parent be entitled to recover Losses for Dissenter claims from more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately prior to the Effective Time and provided further that Parent shall be entitled to recover Losses only to the extent the appraisal of the value of the Dissenting Shares exceeds the Parent Common Stock Per Share Issue Price.

                (b) COMPANY INDEMNIFICATION. Subject to the terms and conditions of this Article VII (including, without limitation, the limitations set forth in Section 7.4), the stockholders of the Company and their respective representatives, successors and permitted assigns (the "COMPANY INDEMNITEES") shall have the right to recover from Parent, any and all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

                        (i) the inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in Article III of this Agreement, or any certificate delivered by Parent or Merger Sub to Parent pursuant to this Agreement in connection with the Closing; and

                        (ii) the non-fulfillment or breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

                (c) As used in this Article VII, the term "LOSSES" shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as "material," "materially," or "Material Adverse Effect" shall be deemed made or given without such qualification and without giving effect to such words. Losses shall not be reduced by any insurance purchased by Parent or the Company Indemnitees, as applicable, to indemnify it for breaches of representations and warranties under this Agreement.

        7.2     INDEMNIFICATION OF THIRD PARTY CLAIMS.

                The indemnification obligations and liabilities under this
Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent or Company (as the case may be) by a Person other than the Company or Parent (as the case may be) (a "THIRD PARTY CLAIM") shall be subject to the following terms and conditions:

                (a) NOTICE OF CLAIM. In the case of Third Party Claims against the Company, Parent, acting through the Committee, will give the Stockholders' Representatives or, in the case of Third Party Claims against the Parent, the Stockholders' Representatives will give the Parent prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a "NOTICE OF THIRD PARTY CLAIM") which Notice of Third Party Claim shall set forth
(i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Stockholders' Representatives or the Parent (as the case may be) shall be entitled to participate in the defense of the Third Party Claim at their own expense (subject to Sections 1.11(b)(v)(D) and 7.7(a) hereof).

                (b) DEFENSE. The Stockholders' Representatives or the Parent (as the case may be) shall have the right, (subject to the limitations set forth in subsection 7.2(c) below) at their own expense (subject to Sections 1.11(b)(v)(D) and 7.7(a) hereof), by written notice to Parent or the Stockholders' Representatives (as the case may be) to assume the entire control of, subject to the right of Parent or the Stockholders' Representatives (as the case may be) to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Third Party Claim has been given, and shall be entitled to appoint counsel reasonably acceptable to Parent or the Stockholders' Representatives (as the case may be) to be the lead counsel in connection with such defense. If the Stockholders' Representatives or Parent (as the case may be) elect to assume the defense of a Third Party Claim:

                        (i) the Stockholders' Representatives or Parent (as the case may be), shall diligently and in good faith defend such Third Party Claim and shall keep Parent or the Stockholders' Representatives (as the case may be) reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent or the Stockholders' Representatives (as the case may be) shall have the right to approve the settlement, which approval will not be unreasonably withheld or delayed; and

                        (ii) Parent or the Stockholders' Representatives (as the case may be) shall cooperate fully in all respects with the Stockholders' Representatives or Parent (as the case may be) in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Stockholders' Representatives or Parent (as the case may be) all pertinent information and documents under its control.

                (c) LIMITATIONS OF RIGHT TO ASSUME DEFENSE. The Stockholders' Representatives or the Parent (as the case may be) shall not be entitled to assume control of such defense if: (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent or the Stockholders' Representatives (as the case may be); or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent or the Stockholders' Representatives (as the case may be) other than as a result of money damages or other money payments.

                (d) OTHER LIMITATIONS. Failure to give prompt Notice of Third Party Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Stockholders' Representatives' or Parent (as the case may be) duties or obligations under this
Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Stockholders' Representatives or Parent (as the case may be) to defend against such Third Party Claim or reduce any liability caused, (ii) increased such liability or
(iii) otherwise caused the Losses claimed by Parent or the Stockholders' Representatives (as the case may be) to be greater than such Losses would have been had Parent or the Stockholders' Representatives (as the case may be) given the Stockholders' Representatives or Parent (as the case may be) prompt notice or copies of relevant documents or data hereunder. So long as the Parent or the Stockholders' Representatives (as the case may be) are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Parent or the Stockholders' Representatives (as the case may be) all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Parent or the Stockholders' Representatives (as the case may be) and its respective representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

                (e) FAILURE TO DEFEND. If the Stockholders' Representatives or Parent (as the case may be), promptly after receiving a Notice of Third Party Claim, fail to defend such Third Party Claim actively and in good faith, Parent or the Stockholders' Representatives (as the case may be) will have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Stockholders' Representatives or Parent (as the case may be) shall have the right to approve any settlement in which the Parent or Stockholders' Representatives (as the case may be) fail to secure a complete general release for Parent and the Company and their respective Affiliates relating to such Third Party Claim, which approval will not be unreasonably withheld or delayed.

                (f) INDEMNITOR'S RIGHTS. Anything in this Section 7.2 to the contrary notwithstanding, the no party hereto shall, without the written consent of the other, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the

Parent Indemnitees or Company Indemnitees, as applicable, of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent or the Stockholders' Representatives (as the case may be).

                (g) STOCKHOLDERS' REPRESENTATIVE CONSENT. Unless the indemnifying party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement, if applicable.

        7.3     INSURANCE EFFECT.

                To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Parent has received the payment required by this Agreement from the Stockholders' Representatives or Former Stockholders in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Former Stockholders and shall pay to the Stockholders' Representatives, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Fund, if applicable, pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

        7.4     LIMITATIONS ON INDEMNIFICATION.

                (a) SURVIVAL; TIME LIMITATION. The representations and warranties in this Agreement or in any certificate or agreement delivered by one party hereto to the other party hereto pursuant to this Agreement in connection with the Closing (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive until the earlier of the date that is (i) 90 calendar days following the receipt by Parent of the final results of the audit of Parent's consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date (the "SURVIVAL PERIOD"). The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The indemnification and other obligations under this
Article VII shall survive for the Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 9.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period; and (ii) any claims set forth in a Notice of Third Party Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. No claim for indemnification under this Article VII shall be first asserted after the end of the applicable Survival Period.

                (b) BASKET. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds three-quarters of one percent (.75%) of the aggregate Merger Consideration in the aggregate (the "BASKET"), in which event the amount payable shall be for all such Losses (including all Losses included within the Basket). Notwithstanding anything contained herein to the contrary, the Basket will not be applicable to, and all such claims shall be indemnified from the first dollar of Loss, incurred (i) by Parent for Excess Third Party Expenses or (ii) by any indemnitee for claims arising from actual fraud, willful misrepresentation or willful misconduct.

                (c) AGGREGATE AMOUNT LIMITATION. The aggregate liability for Losses pursuant to Section 7.1(a) shall not in any event exceed the Escrow Fund (the "COMPANY LIABILITY CAP") and no Parent Indemnitee shall have any claim against any of the Former Stockholders or other former equity holders of the Company other than for sole recourse to the Escrow Fund (including any earnings thereon) provided that such limitations shall not apply (i) in the case of claims arising from fraud, willful misrepresentation or willful misconduct, or
(ii) to any Excess Third Party Expenses. Notwithstanding anything herein to the contrary, Parent's recovery hereunder in connection with any fraud, willful misrepresentation or willful misconduct shall not exceed the Aggregate Merger Consideration. The aggregate liability for Losses pursuant to
Section 7.1(b) shall not in any event exceed an amount equal to ten percent of the Aggregate Merger Consideration (the "PARENT LIABILITY CAP") and no Company Indemnitee shall have any claim against the Parent or Merger Sub other than as set forth in this Article VII provided that such limitations shall not apply in the case of claims arising from actual fraud, willful misrepresentation or willful misconduct.

                (d) NO CLAIM AGAINST TRUST FUND. Notwithstanding anything to the contrary, in no event shall a Company Indemnitee have any rights or claims against the Trust Fund unless and until the transactions contemplated by this Agreement are consummated and the Trust Fund is released in accordance with the terms thereof. In the event this Agreement is terminated prior to the consummation of the Merger by any party, no Company Indemnitee shall have a claim against the Trust Fund for any reason whatsoever.

        7.5     EXCLUSIVE REMEDY.

                The parties hereby acknowledges and agrees that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims, whether direct, third party or otherwise, for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding anything herein to the contrary (i) nothing contained in this Article VII shall in any way impair, modify or otherwise limit the right of any party hereto to bring any claim, demand or suit against the other party based upon such other party's actual fraud or intentional misrepresentation, it being understood that a mere breach of a representation and warranty, unless conclusively established to have been intentional or willful misrepresentation or omission, does not constitute fraud, and (ii) the Parent Indemnitees' or Company Indemnitees', as applicable, recovery hereunder in connection with any fraud or intentional misrepresentation shall not in any event exceed the Aggregate Merger Consideration.

        7.6     DAMAGES; ADJUSTMENT TO MERGER CONSIDERATION.

                Amounts paid for indemnification under this Article VII shall reduce the Aggregate Merger Consideration received by the Company's stockholders.

        7.7     REPRESENTATIVE CAPACITIES; APPLICATION OF ESCROW FUND.

                (a) The parties acknowledge that the Stockholders' Representatives' obligations under this Article VII are solely as representatives of the Former Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Stockholders' Representatives shall have no personal responsibility for any expenses incurred by the Stockholders' Representatives in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Fund. The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Fund to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Fund until final resolution of all claims for indemnification or disputes relating thereto.

                (b) Upon the expiration of the Survival Period, the Escrow Agent shall release the Escrow Fund, or the remaining balance in the manner set forth in the Escrow Agreement, to the Former Stockholders on a pro-rata basis, subject to any shares reserved (in the manner provided for in the following sentence) to address unresolved claims for indemnification submitted prior to the expiration of the Survival Period. To the extent that claims for indemnification submitted prior to the expiration of the Survival Period remain unresolved as of such date, the Escrow Agent shall reserve and not pay to the Former Stockholders an amount intended to satisfy such claims when finally resolved, which amount shall be determined in the following manner: (i) to the extent that the amount of the claim is included in the notice provided pursuant to 7.1 or 7.2, as the case may be, such amount plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for reasonable costs and expenses incurred in resolving such claim shall be reserved until the final resolution and payment of such claim, and (ii) to the extent that the amount of the claim remains unknown, an amount reasonably estimated by the Parent Indemnitees as providing adequate recourse for satisfaction of the final amount of the claim, plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for reasonable costs and expenses incurred in resolving such claim shall be reserved until the final resolution and satisfaction of such claim. As outstanding claims are resolved, reserves in excess of the amounts withheld with respect to all claims remaining unresolved shall be released to the

Former Stockholders as provided for in this Section 7.7(b). All Parent Common Stock held in the Escrow Fund shall be valued at the Parent Common Stock Per Share Issue Price for purposes of establishing the number of shares of Parent Common Stock to be released from the Escrow Fund to Parent in satisfaction of any Losses or in connection with establishing any reserves for unresolved claims.


                                  ARTICLE VIII
                                   TERMINATION

        8.1     TERMINATION.

                This Agreement may be terminated at any time prior to the
Closing:

                (a) by mutual written agreement of Parent and the Company at any time;

                (b) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                (c) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(c) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured during such thirty (30) day period);

                (d) by the Company, if the Company Board elects to pursue a Superior Proposal in accordance with Section 5.16;

                (e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by the Company is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty
(30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) day period);

                (f) by the Company, if the Company's stockholders decline to approve the transactions contemplated by this Agreement, by giving Parent ten business days prior written notice thereof; provided, the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company Board has not at all times approved and recommended the Merger and this Agreement and the transactions contemplated hereby;

                (g) by either Parent or the Company, if, at the Parent Stockholders' Meeting (including any adjournments thereof), this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent's certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent's initial public offering and outstanding as of the date of the record date of the Parent Stockholders' Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent's certificate of incorporation ("CONVERSION RIGHTS"); provided, in each case Parent may not terminate this Agreement pursuant to this
Section if the Parent Board has not at all times approved and recommended the Merger and this Agreement and the transactions contemplated hereby;

                (h) by either Parent or the Company if the Closing Date shall not have occurred by March 21, 2008 (the "TERMINATION Date");

                (i) by Parent, if the Company fails to deliver the Historical Audits on or before March 31, 2007; or

                (j) by Parent, if (i) the Baseline Revenues are less than $57,500,000 (the "REVENUE TARGET") or (ii) the 2006 Adjusted EBITDA for the Company for the trailing twelve month period ended December 31, 2006, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions is less than $9,775,000 (the "EBITDA TARGET" and together with the Revenue Target, the "TARGETS"), which right shall be exercisable within 5 business days after: (A) the Company notifies Parent (the "COMPANY NOTICE") that the Company does not reasonably believe that it will meet one or both of the Targets, which Company Notice shall include a good faith estimate as to the amount by which the Company will fall short of either or both Targets; or (B) March 31, 2007 if either or both of the Targets are not met due to the failure by the Company to complete the acquisition of one or more Acquisition Candidates (except to the extent that the amount of the shortfall was previously disclosed in a Company Notice and Parent did not terminate pursuant to clause (A) above).

        8.2     NOTICE OF TERMINATION; LIMITED REMEDY.

                Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(c) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.8(a), 8.2, 8.4 and Article IX (General Provisions) shall survive the termination of this Agreement. The sole remedy of any party hereto for breach of this Agreement occurring prior to Closing by any other party hereto shall be limited to termination of this Agreement, and no party shall have any claim against the other for damages for breach of this Agreement occurring prior to the Closing; provided, however, that Parent shall retain the right to the Termination Fee on the terms and conditions set forth in Section 8.4. Notwithstanding the foregoing, the parties may sue for and obtain specific performance or injunctive relief; provided that, the Company shall not be entitled to sue for and obtain specific performance if Parent does not obtain the Parent Stockholder Approval at the Parent Stockholders' Meeting or twenty percent (20%) or more of the holders of Parent Common Stock exercise their Conversion Rights.

        8.3     [INTENTIONALLY OMITTED.]

        8.4     TERMINATION FEE.

                If the Company terminates this Agreement under Section 8.1(d) and enters into a definitive agreement with respect to a Superior Proposal within twelve months of such termination, as a condition to entering into a definitive agreement with respect to a Superior Proposal, the Company shall pay to Parent, upon entering into such definitive agreement, a fee in the amount of $5,000,000 plus reimbursement of documented reasonable out of pocket costs and expenses incurred by Parent in pursuing the transactions contemplated hereby (the "TERMINATION FEE"). The Company expressly acknowledges and agrees that the agreements set forth in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. The amounts payable pursuant to this Section constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in this Section.


                                   ARTICLE IX
                               GENERAL PROVISIONS

        9.1     NOTICES.

                All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       if to Parent, to:

                Echo Healthcare Acquisition Corp.
                8000 Towers Crescent Drive
                Suite 1300

                Vienna, Virginia 22102
                Attention:             Gene E. Burleson
                Telephone:             703-448-7688
                Facsimile:             703-288-0070

       with a copy to:

                Powell Goldstein LLP
                One Atlanta Center
                1201 West Peachtree Street, NW
                Atlanta, Georgia 30309
                Attention: Rick Miller
                Telephone: 404-572-6600
                Facsimile: 404-572-6999

       if to the Company to:

                XLNT Veterinary Care, Inc.
                560 South Winchester Blvd.
                Suite 500
                San Jose, California 95128
                Attention:             Robert Wallace
                Telephone:             408-236-7422
                Facsimile:             408-236-7421

       with a copy to:

                McDermott Will & Emery LLP
                340 Madison Avenue
                New York, New York 10173-1922
                Attention:             Joel L. Rubinstein
                Telephone:             212-547-5400
                Facsimile:             212-547-5444

        9.2     INTERPRETATION.

                When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation" unless preceded by a negative predicate. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

                (a) the term "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

                (b) the term "CURRENT ASSETS" shall mean the consolidated current assets of the Company, all determined in accordance with U.S. GAAP.

                (c) the term "CURRENT LIABILITIES" shall mean the consolidated current liabilities of the Company determined in accordance with U.S. GAAP.


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


                (d) the term "FINAL WORKING CAPITAL" means a calculation of Working Capital as of the Closing Date prepared by Parent in accordance with
Section 1.6(e) hereof.

                (e) the term "GOVERNMENTAL ENTITY" shall mean any court, administrative agency, tribunal, department, bureau or commission or other governmental authority, instrumentality or arbitral body, domestic or foreign, federal, state or local.

                (f) the term "KNOWLEDGE" (including any derivation thereof such as "KNOWN" or "KNOWING") shall mean the actual knowledge of (i) Gene Burleson, Joel Kanter and Kevin Pendergest, in the case of Parent's knowledge and (ii) Robert Wallace, in the case of the Company's knowledge and in the case of any of the foregoing, the knowledge that such Person or Persons would have obtained of the matter represented after reasonable due and diligent inquiry of those employees and agents of such Person whom such Person reasonably believes would have actual knowledge of the matters represented.

                (g) the term "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

                (h) the term "LIEN" means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

                (i) the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance, conditions, occurrences, developments or effects, individually or when aggregated with other changes, events, circumstances, conditions, occurrences, developments or effects, that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:

                        (i) changes in U.S. GAAP or applicable Laws after the date hereof;

                        (ii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

                        (iii) changes, events, circumstances, conditions, occurrences, developments or effects resulting from the announcement of the execution of this Agreement or of the pendency of the Merger;

                        (iv) changes, events, circumstances, conditions, occurrences, developments or effects resulting from compliance by the Company or Parent with the terms of, or the taking of any action specifically required to be taken in, this Agreement (other than the consummation of the Merger itself);

                        (v) changes in economic, financial, credit or securities markets, or political conditions generally, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries or Parent as compared to others engaged in the same businesses;

                        (vi) any act of terrorism or war (whether or not declared); or

                        (vii) changes affecting generally the industries in which the Company and its Subsidiaries or Parent conduct business, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries or Parent as compared to others engaged in the same businesses.

                (j) the term "NET CASH AMOUNT" shall mean, as of the Closing Date, the aggregate amount of the Company's cash and cash equivalents on hand or in bank accounts as of such date, MINUS the sum of the aggregate amount of outstanding and unpaid checks issued by the Company as of such date plus the amount of any overdraft balance existing in any bank account. Notwithstanding the foregoing, in no event will the Net Cash Amount exceed the amount by which the Company's Final Working Capital as of the date of determination is greater than $0.00.

The Net Cash Amount shall be reduced dollar-for-dollar by the amount of interest accrued on the Trust Fund subsequent to January 1, 2007 provided that the net amount of the Trust Fund shall be at least $52.0 million after deduction for all unpaid fees and expenses incurred by Parent prior to or in connection with the Closing, including without limitation all amounts paid in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by public stockholders of Parent voting against the Merger of up to 19.9% of the shares of Parent Common Stock issued in Parent's IPO into a pro rata share of the funds held in Parent's Trust Fund established in connection with the IPO).

                (k) the term "PERMITTED LIEN" shall mean (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings or (iv) any Lien that does not materially detract from the value of the property or asset or materially impair the operations of the entity or materially interfere with the use of such property or asset.

                (l) the term "PERMITTED FINANCING" shall mean any issuance of securities by the Company (including securities exercisable or exchangeable for, or convertible into, Company Common Stock).

                (m) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                (n) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

                (o) the term "WORKING CAPITAL" as of any date shall mean Current Assets minus Current Liabilities.


        9.3     COUNTERPARTS; FACSIMILE SIGNATURES.

                This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

        9.4     ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

                This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof (including the Letter of Intent dated September 1, 2006, by and between Parent and the Company); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

        9.5     SEVERABILITY.

                In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6     OTHER REMEDIES; SPECIFIC PERFORMANCE.

                Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided, however, that no party will be entitled to cumulative awards of damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.7     GOVERNING LAW.

                This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

        9.8     RULES OF CONSTRUCTION.

                The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9     ASSIGNMENT.

                No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.10    AMENDMENT.

                This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

        9.11    EXTENSION; WAIVER.

                At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

        9.12    DISPUTE RESOLUTION.

                (a) In the event of a dispute hereunder or relating to the transactions contemplated hereby, including under or with respect to any of the agreements to be executed and delivered pursuant hereto, arbitration will be the sole and exclusive method of resolving the dispute, except that a party may seek a preliminary injunction, temporary restraining order, or other preliminary judicial relief if, in its judgment, the action is necessary to avoid irreparable damage or harm.

                (b) The arbitrator will consist of any person who is mutually acceptable to the parties to the dispute. However, if the parties are unable to agree on a single arbitrator, an arbitration panel of three arbitrators will be selected as provided below. Each party (Parent and Merger Sub, on the one hand, and Company and the Former Stockholders through the Stockholders' Representatives, on the other hand), shall select one arbitrator, within 10 days from the date one party advises the other party that it cannot agree on a single arbitrator, and the third arbitrator shall be selected by the two chosen by the parties within 10 days of such two arbitrators being chosen. Every arbitrator must be independent (not a party to this Agreement or a lawyer or relative to a party to this Agreement or an agent, officer, director, employee, shareholder or Affiliate of a party to or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the rules of the American Arbitration Association. The arbitration will be conducted in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association and the discovery rules of the Delaware Rules of Civil Procedure. The arbitrator or arbitration panel will use reasonable efforts to cause the arbitration to be concluded as soon as practicable. The arbitrators shall not be empowered to award punitive damages. The arbitrator's or arbitrators' fees shall be shared equally by the parties unless the arbitrator or arbitration panel shall determine that the non-prevailing party in such arbitration shall pay the entire or a disproportionate amount of such fees.

                (c) The arbitrator or a majority of the arbitration panel shall render its decision in writing within thirty (30) days after the conclusion of the hearing. The decision of the arbitrator arbitration panel will be final, binding and conclusive as to all the parties and the decision of the arbitrator or arbitration panel will not be subject to appeal, review or re-examination, except for willful misconduct by an arbitrator that prejudices the rights of any party to the arbitration. Any party may enforce the arbitration award in any state or federal court located in the State of Delaware.

                (d) The prevailing party in any dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder or thereunder, including reasonable attorneys' fees and costs incurred before and at arbitration, at any other proceeding, at all tribunal levels and whether or not suit or any other proceeding is brought.

                (e) In the case of any dispute involving the holders of Company Capital Stock and/or holders of any Company Options after the Closing Date, the Stockholders' Representatives shall have all absolute and sole authority acting in their sole and absolute discretion and judgment to act on behalf of and bind all of the stockholders and/or holders of any Company Options, on all matters directly or indirectly related to or arising under this Agreement and the Escrow Agreement or any other agreement or matter related thereto. By execution of this Agreement, the Stockholders' Representatives agree to be bound by and comply with all of the terms of this Agreement and the Escrow Agreement as if a signatory thereto.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]


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







        IN WITNESS WHEREOF , the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be executed as of the date first written above.

                             ECHO HEALTHCARE ACQUISITION CORP.

                             By:    /s/ Gene E. Burleson
                                    --------------------------------------------
                             Name:  Gene E. Burleson
                                    --------------------------------------------
                             Title: Chief Executive Officer


                             PETDRX ACQUISITION COMPANY

                             By:    /s/ Gene E. Burleson
                                    --------------------------------------------
                             Name:  Gene E. Burleson
                                    --------------------------------------------
                             Title: Chief Executive Officer


                             XLNT VETERINARY CARE INC.

                             By:    /s/ Robert Wallace
                                    --------------------------------------------
                             Name:  Robert Wallace
                                    --------------------------------------------
                             Title: Chief Executive Officer


                                      -58-